Exhibit 10.1

CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

Trade Mark Licence Agreement
relating to Virgin Trains USA

Virgin Enterprises Limited and Brightline Holdings LLC	(1) (2)

Table of Contents

		Page

1	DEFINITIONS AND INTERPRETATIONS	1
2	COMMENCEMENT AND DURATION	15
3	LICENCE GRANT	16
4	VEL RESERVED RIGHTS	21
5	RIGHT OF FIRST REFUSAL ROUTES	22
6	ROYALTIES	25
7	FINANCIAL INFORMATION AND RECORDS	29
8	CONDITIONS OF USE	31
9	TITLE AND GOODWILL	35
10	REGISTRATION AND MAINTENANCE OF THE MARKS AND DOMAIN NAMES	37
11	TRADE MARK PROTECTION	39
12	TERMINATION AND EFFECTS OF TERMINATION	41
13	CONSEQUENCES OF TERMINATION	44
14	ANTI BRIBERY AND OTHER CRIMINAL OFFENCES	46
15	ANTI SLAVERY	47
16	DATA PROTECTION	48
17	USE OF DATA	49
18	INSURANCE	49
19	STRATEGY AND GOVERNANCE	50
20	ASSIGNMENT AND SUB-LICENSING	52
21	REPRESENTATIONS AND WARRANTIES	53
22	INDEMNITY AND LIABILITY	53
23	PURCHASER COVENANT	55
24	CONFIDENTIALITY	55
25	NOTICES	56
26	AGENT FOR SERVICE	58
27	GENERAL	58

i

SCHEDULES

Schedule 1	Virgin Signature Logo
Schedule 2A	Logo
Schedule 2B	Virgin Trains USA Marks
Schedule 3	Part A – Domain Names Part B – Social Media Names Part C – App Names
Schedule 4	Part A – Strategy and Brand Board Part B – Strategy and Brand Board Report
Schedule 5	Contact and Consent Guidelines
Schedule 6	Customer and Experience Business Principles
Schedule 7	Business Plan
Schedule 8	Virgin Ethical Procurement Guidelines
Schedule 9	Purpose Metrics
Schedule 10	Re-Brand Plan
Schedule 11	Debranding Process
Schedule 12	Form of Deed Covenant
Schedule 13	Minimum Royalties
Schedule 14	VEL Naming Rights Competitors
Schedule 15	Exit Fee

ii

This Agreement is made on November 15, 2018

Between

(1)
VIRGIN ENTERPRISES LIMITED a company registered in England & Wales with company number 01073929, whose registered office address is at The Battleship Building, 179 Harrow Road, London W2 6NB (“VEL”); and

(2)	BRIGHTLINE HOLDINGS LLC a company registered in Delaware whose registered office is at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 (the “Licensee”).

Recital

VEL is the legal and beneficial owner of the Marks (as defined below) and has agreed to grant the Licensee a licence to use the Marks (in the form of the Names) for the purpose of operating a higher speed passenger rail network on the Permitted Routes on the terms and conditions of this Agreement (as defined below).

It Is Agreed as follows:

1	DEFINITIONS AND INTERPRETATIONS

1.1	In this Agreement, unless otherwise defined herein, the following terms will have the following meanings:

Accounting Period means each of the annual accounting periods ending on the Annual Accounting Date during the Term and, in the case of the first such period, the period from the Commencement Date to the first Annual Accounting Date and, in the case of the last period, the period from the commencement of such period until close of business on the final day of the Term or the date of termination of this Agreement, whichever occurs sooner;

Affiliates means (i) with respect to VEL, VEL’s Holding Company, Subsidiaries and any Subsidiaries of VEL’s Holding Company (in each case, whether directly or indirectly), and (ii) with respect to the Licensee, the Licensee’s Subsidiaries (in each case, whether directly or indirectly); and “Affiliate” means any one of them;

Agreement means this agreement;

Ancillary Activities means the ordinary course of promoting the Core Activities via:

(a)	the Permitted E-Presence, signage, advertisements (online and offline) and promotional brochures;

(b)	such promotional products and activities as are incidental and ancillary to, and customary and appropriate in connection with, the Core Activities, and only made available for free; and

(c)	the promotion and/or sale of Name branded merchandise, subject to Clause 3.14 and 3.15;

Annual Accounting Date means 31 December;

App means any of a smartphone application, tablet computer application, mobile media application and/or personal computer application which is:

(i)	created and operated exclusively or substantially exclusively in connection with the Licensed Activities;

(ii)          primarily intended for the promotion or operation of the Licensed Activities; and

(iii)          principally targeted at the inhabitants of the Territory;

App Name means the App name as set out at Part C of Schedule 3 or as otherwise agreed between the parties in writing from time to time;

Board means the board of directors of the relevant party from time to time or the directors present at a duly convened meeting of the directors at which a quorum is present;

Brand Obligations means any obligations of the Licensee as expressly set forth in the Virgin Brand Identity Guidelines, Customer Experience Principles, People Experience Principles, Contact and Consent Guidelines, the Virgin Social Media Guidelines and Purpose Metrics;

Brand Strategy Plan means the high-level plan describing the Licensee’s business strategy, positioning and implementation as relevant to the Virgin brand as agreed between the parties in writing during the Rebrand Period;

Brand Values means the following values as generally implemented or followed by the Virgin Group: (i) insatiable curiosity; (ii) heartfelt service; (iii) delightfully surprising; (iv) red hot relevance; (v) smart disruption; and (vi) straight up; as detailed in The Virgin Way, and as the same may be amended or updated by VEL from time to time;

Brightline Business means the Core Activities operated by the Licensee as at the Commencement Date between Miami-Fort Lauderdale-West Palm Beach and the contemplated extension of the same from West Palm Beach-Orlando;

Business Day means a day other than a Saturday, Sunday or public holiday in England or the United States when banks in both London and New York are open for general business;

Business Plan means a written business plan which complies with the requirements of Schedule 7 setting out the Licensee’s business plan for carrying out the Licensed Activities on a Permitted Route which has not yet Launched or a ROFR Route, and:

(i)
where funding is being sought in relation to the Permitted Route or ROFR Route, contains the same financial information as the business plan being shown to actual or potential investors/lenders/other sources of finance to seek funding; or

(ii)	where no funding is being sought in relation to the Permitted Route or ROFR Route, contains the same financial information as the business plan which has been approved by the Licensee’s Board;

Change of Control means (i) prior to a Qualifying IPO, (x) AAF Holdings LLC shall cease to own, directly or indirectly, at least a majority of the Voting Stock in the Licensee, or (y) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the U.S. Exchange Act of 1934, as amended (the “Exchange Act”), as in effect on the Commencement Date), other than one or more Permitted Holders and excluding any employee benefit plan or person acting as the trustee, agent or other fiduciary or administrator therefor, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Commencement Date), directly or indirectly (as indicated in any filing pursuant to Section 13(d) of the Exchange Act or written notice, or by proxy, vote, or otherwise), of more than 50% of the total voting power of the Voting Stock of AAF Holdings LLC; and (ii) on or after a Qualifying IPO, any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Commencement Date), other than one or more Permitted Holders and excluding any employee benefit plan or person acting as the trustee, agent or other fiduciary or administrator therefor, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Commencement Date), directly or indirectly (as indicated in any filing pursuant to Section 13(d) of the Exchange Act or written notice, or by proxy, vote, or otherwise), of more than 50% of the total voting power of the Voting Stock of the Licensee; provided, however, that notwithstanding the foregoing, a transaction or series of transactions will not be deemed to involve a Change of Control if (x) the Licensee becomes a direct or indirect wholly-owned subsidiary of a holding company and (y) (A) the direct or indirect beneficial owners of the Voting Stock of such holding company immediately following such transaction or transactions are substantially the same as the beneficial owners of the Voting Stock of the Licensee immediately prior to such transaction or transactions or (B) immediately following such transaction or transactions, no person (other than a holding company satisfying the requirements of this proviso) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company, other than one or more Permitted Holders and excluding any employee benefit plan or person acting as the trustee, agent or other fiduciary or administrator therefor. For purposes of this definition, a person shall not be deemed to have beneficial ownership of Voting Stock subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement. For the avoidance of doubt, a Qualifying IPO shall not by itself be deemed to involve a Change of Control;

Code means the U.S. Internal Revenue Code of 1986, as amended;

Commencement Date means the date of this Agreement;

Confidential Information means all confidential information provided or made available to either party by or on behalf of the other (which, in the case of VEL, shall include by any other company within the Virgin Group, and, in the case of Licensee, shall include by any other Affiliate of the Licensee) in connection with this Agreement, whether in written, oral, machine-readable or other form, whether marked confidential or not, and whether disclosed before, on or after the date of this Agreement, including the material terms and conditions of this Agreement, the commercial and financial arrangements evidenced by this Agreement and all data, proposals, plans and information concerning the disclosing party’s markets, business, products, services, contracts, customers, suppliers, employees, intellectual property, business plans, operating procedures, know how, financial data, capital projects, research and development activities, designs, discoveries, proprietary ideas, formulae, concepts, techniques, methods and procedures, financial forecasts and projections and means, methods and processes of operating, as well as any study, report, analysis, summary, synopsis or compilation, in all the above cases to the extent non-public.  For clarity, information provided to or accessed by VEL in connection with review or audit rights or provided to or accessed by the Designated Director (including as provided by the Designated Director to VEL as permitted hereunder) shall be deemed the Confidential Information of the Licensee;

Contact and Consent Guidelines means VEL’s Contact and Consent Guidelines set out in Schedule 5;

Core Activities means the operation of an inter-city private high/higher speed passenger rail service;

CPI means the Consumer Price Index published annually by the Bureau of Labor Statistics in the US (or by such other body upon which duties in connection with such index shall have been devolved from time to time), provided that if (i) such index ceases to be published or (ii) the basis on which it is compiled is amended such that it is no longer a measure of general consumer price inflation in the United States, such index shall be replaced by such other index as may most closely resemble the CPI as at the Commencement Date;

CPI Increase means the annual increase in CPI as determined in respect of a given calendar year, for the purposes of this Agreement, by comparing the CPI as at the 31 December of the immediately preceding calendar year with the CPI as at the 1 January of the immediately preceding calendar year;

Crisis means any material safety incident, material health incident, material public relations issue, or other material incident, in each case with respect to the Licensee or the Licensed Activities and which causes or would reasonably be expected to cause material detriment to the Marks;

Customer Experience Principles means the customer experience principles set out in Schedule 6;

Data Protection Law means the following legislations to the extent applicable from time to time: (a) national laws implementing the Directive on Privacy and Electronic Communications (2002/58/EC); (b) the GDPR and any national law supplementing the GDPR (such as, in the UK, the Data Protection Act 2018), and (c) any other data protection or privacy laws, regulations, guidance and codes of practice applicable to the processing of personal data;

Domain Name(s) means the domain names listed in Part A of Schedule 3, as such Schedule may be amended by the mutual written agreement of VEL and the Licensee;

EU means the European Union as constituted from time to time;

Exclusivity Period means each of:

(a)	in respect of the Permitted Route between Miami, West Palm Beach: by [***];

(b)	in respect of the extension of the Permitted Route above to Orlando: by [***];

(c)	in respect of the Permitted Route between Las Vegas and the Los Angeles Basin: by [***];

(d)	in respect of the Permitted Route between [***] and [***]: by [***];

(e)	in respect of the Permitted Route between [***] and [***]: by [***];

(f)	in respect of the Permitted Route between [***], [***] and [***]: by [***];

(g)
in respect of a ROFR Route which has become a Permitted Route in accordance with Clause 5 of this Agreement: by the end of the period ending [***] from the grant of the relevant licence (or such longer period as set forth in Clause 5.5(c));

Exit Fee has the meaning given in Schedule 15;

Expiry Date means twenty (20) years from the Commencement Date;

FATCA means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing such sections;

Fortress Entities means any of (i) Fortress Investment Group LLC and its successors or any Affiliate thereof, (ii) any investment vehicle (whether formed as a private investment fund, stock company, partnership or otherwise) or managed account managed directly or indirectly by (x) Fortress Investment Group LLC and its successors or any Affiliate thereof or (y) any other entity whose day-to-day business and operations are, at the time of any direct or indirect acquisition by such entity of any securities of the Licensee, managed and supervised by one or more of the Principals or individuals under such Principal’s supervision, or any Affiliates of such entity, and (iii) any person the majority of whose stock, partnership or membership interests are owned, directly or indirectly, by any Person described in clause (i) or clause (ii) of this definition;

GDPR means the General Data Protection Regulation (EU) 2016/679 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data;

Good Industry Practice means the exercise of such skill, diligence, prudence and foresight which would ordinarily or customarily be expected of a skilled and experienced operator engaged in the same industry or a similar business;

Gross Sales means the total amounts of revenue received by the Licensee and its Permitted Sub-licensees, determined in accordance with generally acceptable accounting practices (GAAP), in connection with the carrying on of the Core Activities and Ancillary Activities , whether or not under or by reference to the Marks, less taxes payable in connection with such revenue.  For clarity: (i) real estate development revenue, including rental revenue, sales of assets, track access fees and revenue from Core Activities and Ancillary Activities other than in connection with the Permitted Routes shall not be part of Gross Sales hereunder; and (ii) ticket revenue, passenger ancillary revenue (food and beverage revenue, parking revenue, merchandise revenue and other passenger ancillary revenue and fees) and advertisement, sponsor/partnerships and naming rights revenue shall be part of Gross Sales hereunder;

Group means, (i) with respect to VEL, VEL’s ultimate Holding Company and any Subsidiary of such Holding Company, and (ii) with respect to the Licensee, the Licensee and Licensee’s Subsidiaries and Licensee’s Affiliates (as that term is defined in the Subscription Agreement);

Holding Company means a holding company (as defined by section 1159 of the Companies Act 2006) or a parent undertaking (as defined by section 1162 of the Companies Act 2006);

Indemnified Tax means any withholding tax imposed on or with respect to any payment made by Licensee to VEL under this Agreement, but not including (i) taxes imposed on or measured by net income (however denominated), revenue, turnover, franchise taxes and branch profits taxes, in each case imposed as a result of VEL (or its assignee, as applicable) being organized under the Laws of, or being resident for tax purposes in, or having its principal office in, or other present or former connection with (or with VEL’s or its assignee’s customers or clients in), the jurisdiction imposing such tax (or any political subdivision thereof), (ii) U.S. withholding taxes imposed on amounts payable under this Agreement pursuant to a law in effect on the date of this Agreement or, in the case of any assignee of VEL, the date of such assignment (except to the extent that, (A) pursuant to Clause 6.7, amounts with respect to such taxes were payable to VEL immediately before such assignment, (B) there is a change in law, including a change to the terms of the U.S. – U.K. Income Tax Treaty, after the date of this Agreement as a result of which VEL is no longer able to obtain exemption from U.S. federal income and withholding tax on all payments from the Licensee under this Agreement or (C) such withholding taxes would not have arisen but for a voluntary transaction, action or omission carried out or effected by the Licensee at any time after the date of this Agreement including, for the avoidance of doubt, a change in the tax residency of the Licensee, any assignment or novation of this Agreement and the acquisition of the Licensee by a third party), (iii) taxes attributable to such VEL’s (or any assignee’s) failure to comply with any representations or covenants in Clause 6.7, and (iv) any U.S. federal withholding taxes imposed under FATCA;

Launch or Launched means the first commercial availability of the Core Activities on each of the Permitted Routes under the Names;

Launch Date means the date of the Launch of a Permitted Route;

Licensed Activities means the activities set out in Clause 3.1;

Loyalty Program means a program designed to increase users and user engagement based on a membership model and the earning and giving of rewards;

Marks means the Virgin Marks and the Names;

Merchandise Revenues means the total amount of revenues received by the Licensee and its Permitted Sub-licensees, determined in accordance with generally accepted accounting principles (GAAP), in connection with the sale of Name branded merchandise;

Minimum Royalty means the amounts set out in Schedule 13;

MRT means [***]% of Gross Sales;

Names means the logo and word marks shown at Schedule 2A and the name Virgin Trains USA, together with the registrations set out in Schedule 2B, the Domain Names, the App Name and the Social Media Names (as the same may be updated from time to time);

Naming Rights means the “title sponsor” naming rights to the train stations owned or controlled by Licensee and located on the Permitted Routes, including (i) the right to name the station in all applicable digital and physical assets at the station, as customary and appropriate; (ii) two (2) x two-month long (or such longer period as agreed between VEL and the Licensee) installations per annum in which a Virgin Group company is able to deliver experiential marketing; and (iii) use of space at the station for two (2) events per annum, all of the foregoing as reasonably agreed to by the parties.  For the avoidance of doubt, Naming Rights does not include rights with respect to areas or structures adjacent or connected to train stations (e.g., hotels, malls, etc.);

Operational Milestone means the Licensee rebranding the Brightline Business under the Names by the end of the Rebrand Period in accordance with Clause 3.12;

People Experience Principles means the people experience principles set out in Schedule 6;

Permitted Assignee means (i) Licensee’s Affiliates (provided that if such Permitted Assignee ceases to be a Licensee Affiliate, prior to such change in status, such entity shall assign this Agreement to a Licensee Affiliate) and (ii) a purchaser in connection with a sale of all or substantially all of the business or assets of the Licensee and its Affiliates under this Agreement;

Permitted E-Presence means the Site, the App and the Social Media (and will include access to such media channels via mobile applications);

Permitted Ex-US Marketing means, subject to Clause 3.16, marketing which is directed at consumers in a territory outside the Territory;

Permitted Ex-US Marketing Conditions means the marketing

(a)	expressly refers to a Permitted Route;

(b)	makes clear the services marketed are provided by the Licensee in the Territory;

(c)
is aimed at (i) an existing customer of the Licensee who has previously travelled on a Permitted Route; or (ii) a potential customer of the Core Activities on a Permitted Route whom the Licensee can demonstrate it has reasonable grounds to believe may be travelling to or near a station on a Permitted Route; and

(d)	has been discussed in principle at the Strategy and Brand Board;

Permitted Holders means the collective reference to the Fortress Entities, their Affiliates, any executive officer of the Licensee on the Commencement Date and Softbank Group Corp and its Affiliates (as that term is defined in the Subscription Agreement). Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control with respect to which VEL has consented will thereafter, together with its Affiliates (as that term is defined in the Subscription Agreement), constitute an additional Permitted Holder;

Permitted Routes means, subject to Clause 12.1:

(a)
between Miami, West Palm Beach, Orlando (and if Licensee Launches the route between Miami and Orlando by the applicable time period set forth in sub-clause (b) of the definition of Exclusivity Period herein, then an extension to Tampa shall automatically be included in the foregoing Permitted Route);

(b)	between Las Vegas and the Los Angeles Basin;

(c)	between [***] and [***];

(d)	between [***] and [***];

(e)	between [***], [***] and [***]; and

(f)	any ROFR Route which may be added to this Agreement in accordance with the terms of this Agreement,

each being a “Permitted Route”;

Permitted Route Financial Milestone means the achievement by the Licensee of the following Gross Sales targets in relation to the following Permitted Routes, following Launch:

(a)
in relation to the Permitted Route between Miami, West Palm Beach, and Orlando, Gross Sales targets of: 2019: USD$[***]m; 2020: USD$[***]m; 2021: USD$[***]m; 2022: USD$[***]m; 2023: USD$[***]m; and each year thereafter the Gross Sales target in the preceding year, plus the applicable CPI Increase, provided that if this Permitted Route includes, or is deemed to include, Tampa (or any intermediary point between Orlando and Tampa e.g. Disney) then the parties agree that the Permitted Route Financial Milestones under this paragraph (a) shall be increased in accordance with the principles of paragraph (c) below to reflect the incremental Gross Sales forecast for the additional parts of the Permitted Route;

(b)
in relation to the Permitted Route between Las Vegas and the Los Angeles Basin, Gross Sales targets of: Year 1 beginning with the Launch Date of the Permitted Route: USD$[***]m; Year 2: USD$[***]m; Year 3: USD$[***]m; Year 4: USD$[***]m; Year 5: USD$[***]m (or, for each of the foregoing years, USD$[X], where X is the amount equal to [***]% of the projected Gross Sales for that year set out in the Business Plan to the extent [***]% of X is higher than the foregoing dollar numbers); and each year thereafter the Gross Sales target in the preceding year, plus the applicable CPI Increase;

(c)
in relation to each of the Permitted Routes between: (i) [***] and [***]; (ii) [***] and [***]; (iii) [***], [***] and [***]; and (iv) each ROFR Route which becomes a Permitted Route under the process described in Clause 5: Gross Sales targets of: for each of Years 1 to 5 after the applicable Launch Date: USD$[X], where X is the amount equal to [***]% of the projected Gross Sales for that year set out in the Business Plan for the Permitted Route, plus the applicable CPI Increase for each year thereafter;

Principals means Peter L. Briger, Wesley R. Edens and Randal A. Nardone;

Permitted Sub-licensee means (i) an Affiliate of the Licensee or (ii) a third party supplying goods or services to the Licensee in support of the Licensee’s conduct of the Licensed Activities in accordance with this Agreement;

Promotional Materials means those electronic, printed and other materials created by the Licensee for public distribution in connection with the advertising, promotion and exploitation of goods and/or services being provided as part of the Licensed Activities in accordance with this Agreement;

Purchaser Covenant means the Agreement set out at Schedule 12;

Purpose means “Changing business for good”, as detailed in The Virgin Way, and as the same may be amended or updated by VEL from time to time;

Purpose Metrics means the metrics set out in Schedule 9, as the same may be amended or updated from time to time by agreement of the parties;

Qualifying IPO means the sale of the common capital stock of the Licensee or any direct or indirect parent thereof in an underwritten public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the U.S. Securities Act of 1933, as amended (whether in connection with a primary public offering, a secondary public offering or a combination thereof), pursuant to which net cash proceeds received by the sellers in the offering equal at least $200,000,000;

Quarter means the period from the Commencement Date until the end of the calendar quarter in which the Commencement Date occurs, and each subsequent period of three months after that and in the case of the last Quarter the period from the commencement of such Quarter until the date of termination or expiry of this Agreement;

Quarterly Statement has the meaning given in Clause 6.2;

Rebrand Period has the meaning given in Schedule 10;

Rebranding Arrangements means the plan and approach in relation to rebranding of the Brightline Business under the Names as contemplated by Schedule 10;

Right of First Refusal or ROFR has the meaning given in Clause 5.1;

ROFR Route means any routes in the Territory which are suitable for the Core Activities, other than the Permitted Routes, provided that a Permitted Route which has been removed from this Agreement in accordance with Clause 12.1(j) will not be considered a ROFR Route;

Royalties means the payments described in Clause 6;

Site means the Licensee’s internet site either accessible through or located at the Domain Name;

Social Media means customary and mainstream internet based social media services from time to time (such as, as of the Commencement Date, the internet based social media service known as Facebook) which are:

(i)	created and operated exclusively or substantially exclusively in connection with the Licensed Activities;

(ii)	exclusively or substantially exclusively intended for the promotion of the Licensed Activities; and

(iii)          targeted at the inhabitants of the Territory or at inhabitants outside the Territory pursuant to Clause 3.16;

Social Media Names means those Social Media names as set out in Part B of Schedule 3, as such Schedule may be amended by the mutual written agreement of VEL and the Licensee;

Strategy and Brand Board has the meaning given in Schedule 4 to this Agreement;

Strategy and Brand Board Report means the reporting framework set out in Part B of Schedule 4, as the same may be amended or updated by VEL from time to time;

Subscription Agreement means that certain subscription agreement, dated as of the date of this Agreement, by and between Corvina Holdings Limited and Licensee;

Subsidiary means a subsidiary (as defined by section 1159 of the Companies Act 2006) or a subsidiary undertaking (as defined by section 1162 of the Companies Act 2006);

Term means the period commencing on the Commencement Date and terminating on (i) the Expiry Date or on the final day of any renewal or extension in accordance with Clause 2, or (ii) the date of earlier termination of this Agreement in accordance with its terms;

Territory means the US;

The Virgin Way means VEL’s brand experience programme which includes a self-serve site (available at https://www.thevirginway.com/) that provides best practice, tools and guidelines on how to create irresistible Virgin experiences that change business for good, as the same may be amended or updated by VEL from time to time;

UK means the United Kingdom;

Unsuitable Buyer means:

(i)	the person is involved in any business or activity which in VEL’s reasonable opinion would reasonably be likely to materially damage the value or reputation of the Marks or VEL; and/or

(ii)	the person is, or is controlled by, an entity that also has a controlling interest in the operation of, any VEL Change of Control Competitor.;

US means the United States of America;

US-UK Income Tax Treaty means the 2001 US-UK Double Taxation Convention, as amended by the 2002 Protocol;

VAT means value added tax imposed in any current or former member state of the European Union pursuant to Council Directive (EC) 2006/112 on the common system of value added tax, and national legislation implementing, or supplemental to, that Directive or any predecessor to it, or any similar tax which may be substituted for or levied in addition to it or any value added, sales or similar tax imposed in any country that is not a member of the European Union;

VEL Change of Control Competitor means any company operating a [***], [***], [***] or [***] business, or such company’s Holding Company;

VEL Naming Rights Competitor means any entity on Schedule 14, provided that VEL shall have the right to update such schedule on the two (2) year anniversary following the Commencement Date and once every two (2) years thereafter (each such period, an “Update”), provided further that (i) VEL may not add more than two (2) entities to Schedule 14 in any individual Update, (ii) any such Update shall include only entities of a type and nature similar to those set forth on Schedule 14 as of the date of this Agreement, and (iii) such Update shall not prohibit the continuing in force of any existing contract (including any amendment, extension or renewal thereof) or any other ongoing rights or obligations that the Licensee has with respect to any entities included in an Update as of the date of such Update;

VEL Licensee means any person or entity to which VEL has (directly or indirectly) granted a licence to operate a business principally branded under the Marks (or any of them), a list of which is available upon request;

VGLC means the company Virgin Group Loyalty Company Limited registered in England and Wales with number 11490861 whose registered office is at The VHQ, Fleming Way, Crawley, West Sussex, RH10 9DF, UK, and its successors and assigns;

Virgin Brand Identity Guidelines means the guidelines for the use of the Marks available at The Virgin Way, as the same may be amended or updated by VEL from time to time;

Virgin Ethical Procurement Guidelines means the procurement guidelines set out in Part A of Schedule 8;

Virgin Group means VEL and its Group, together with any VEL Licensee;

Virgin Marks means VEL’s trade mark applications and/or registrations and unregistered trade mark rights in respect of the Virgin Signature Logo and the word mark VIRGIN (including as the same may be updated from time to time), a list of which is available upon request;

Virgin Merchandising Guidelines means the merchandising guidelines set out in Part B of Schedule 8;

Virgin Signature Logo means the logo set out in Schedule 1;

Virgin Social Media Guidelines means the social media guidelines available at The Virgin Way, as the same may be amended or updated by VEL from time to time; and

Voting Stock means the capital stock of such entity that is at the time entitled to vote in the election of the Board of such entity.

1.2	In this Agreement, unless otherwise specified:

(a)	the headings will not affect the interpretation of this Agreement;

(b)	references to a clause, schedule or paragraph are to a clause, a schedule or paragraph in this Agreement;

(c)	any reference to this Agreement or to any other document will include any permitted variation, amendment or supplement to such document;

(d)	a reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established;

(e)	the schedules will have the same effect as if contained in the body of the Agreement;

(f)
references to any statute or statutory provision or order or regulation made thereunder will include that statute, provision, order or regulation as amended, modified, re-enacted or replaced from time to time and all subordinate legislation made from time to time under that statute or statutory provision;

(g)	words denoting the singular will include the plural and vice versa;

(h)	any reference to a person will be to a legal person of whatever kind whether incorporated or unincorporated and to its successors, permitted assignees and transferees;

(i)
any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms;

(j)
a reference to writing or written includes email, unless: (i) otherwise specified; (ii) the reference relates to a material approval required from VEL; (iii) the reference relates to an amendment of this Agreement or a notice under this Agreement;

(k)
for any decision requiring VEL’s consent, agreement or approval hereunder, and unless otherwise expressly and specifically set forth herein, VEL will not unreasonably withhold, condition or delay its consent, agreement or approval (or require additional consideration). In providing its consent or approval under this Agreement, VEL will be entitled to have regard to all relevant factors including, without limitation: (a) the overall value and reputation of the Marks (or any of them); (b) the interest of the parties in maximising the value of the Licensee’s business under this Agreement; (c) the reasonable interests of current or future licensees of any of the Marks; and (d) VEL’s current and future strategy for the Virgin brand;

(l)
with respect to the Brand Obligations, the Brand Values, and other standards, policies or guidelines applicable with respect to the Marks hereunder, VEL shall use reasonable endeavours to apply such standards to and treat Licensee hereunder in a manner that does not impose (a) material increased costs on Licensee, or (b) greater obligations on Licensee as compared to the general practices of VEL with respect to VEL Licensees;

(m)
in respect of the Permitted E-Presence only, a reference to computers, smartphones, mobile media, applications, domain names, the Internet, social media and the like shall include similar and successor technologies thereto;

(n)	when a city is referenced herein, such reference shall also include such city’s metropolitan area, and references herein to Los Angeles shall include Victorville; and

(o)	any obligation on a party not to do something includes an obligation not to procure or authorise that thing to be done.

1.3
If there is any inconsistency or conflict between the clauses of this Agreement, the schedules of this Agreement and any other documents referred to in this Agreement, the following order of precedence will apply:

(a)	the clauses of this Agreement;

(b)	the schedules of this Agreement;

(c)	any other document referred to in this Agreement.

2	COMMENCEMENT AND DURATION

2.1
This Agreement will come into effect on the Commencement Date, and subject to earlier termination in accordance with its terms, will continue in force until the Expiry Date. Save where this Agreement is terminated before the Expiry Date, and unless the Licensee gives VEL at least six (6) months’ notice in writing that it does not want this Agreement to renew, it will continue on the same terms (or on such other terms as the parties may agree and record in writing), for two further period(s) of ten (10) years provided that VEL will have a right to decline such renewal by providing written notice at least four (4) months before the Expiry Date if the Licensee has at such time committed an unremedied material breach of this Agreement.

3          LICENCE GRANT

3.1	Subject to the terms and conditions of this Agreement, in consideration of the Royalties and the covenants and undertakings contained in this Agreement, VEL hereby grants the Licensee:

(a)	an exclusive (even as against the Virgin Group) licence to use the Names to conduct the Core Activities on the Permitted Routes during the Term;

(b)	subject to Clauses 3.17 and 4.4, an exclusive (even as against the Virgin Group) licence to use the Names to conduct the Ancillary Activities in respect of the Permitted Routes during the Term; and

(c)	an exclusive (even as against the Virgin Group) licence to use the Virgin Marks in respect of Clauses 3.1(a) and 3.1(b), subject at all times to Clause 3.2.

3.2	Notwithstanding anything to the contrary in this Agreement, the Licensee shall only ever use the Virgin Marks in the form of the Names (except as otherwise agreed by VEL in advance in writing).

3.3
The Licensee shall (and may from time to time cause its applicable Affiliates that are conducting the Licensed Activities, provided that if the Licensee or such Affiliates are no longer principally conducting the Licensed Activities itself the Licensee’s or such Affiliates’ right to use the Names under this Clause 3.3 will cease (and only the Licensee or its applicable Affiliate principally conducting the Licensed Activities will instead benefit from these Clause 3.3 rights) to):

(a)
use the Names as part of the Licensee’s (or such Affiliate’s) business, trading or registered company name for the Licensed Activities and use the same on its corporate materials and communications for the Licensed Activities which, in the ordinary course of business, bear the company name, provided that when used as a company name such name is, where customary and appropriate, followed by the relevant company denotation (e.g. Limited) for the relevant type of company and jurisdiction within the Territory in which such company operates; and

(b)	change its company name to Virgin Trains USA Inc by the end of the Rebrand Period.

3.4	The Licensee will not:

(a)	advertise any goods or services provided as part of the Licensed Activities in or specifically aimed at any country outside the Territory other than via Permitted ex-US Marketing;

(b)	actively seek orders for any goods or services provided as part of the Licensed Activities from outside the Territory other than via Permitted ex-US Marketing; or

(c)
establish any branch or sales office outside the Territory to carry out any activities in relation to the Licensed Activities. To the extent the Licensee wishes to establish a branch or sales office outside the Territory, it will obtain the prior written consent of VEL.

3.5	For the purposes of Clause 3.4, advertising or seeking orders outside the Territory means actively approaching or soliciting customers, including, but not limited to, the following actions:

(a)	visits;

(b)	direct mail, including the sending of unsolicited emails;

(c)
advertising in media, on the internet or other promotions, where such advertising or promotion is specifically targeted at customers outside the Territory; and other efforts targeted specifically at users outside the Territory, including the use of territory based banners on third party websites, paying a search engine or online advertisement provider to have advertisements or higher search rankings displayed specifically to users outside the Territory and/or selling on marketplaces and/or price comparison websites which specifically target users outside the Territory; and/or

(d)
advertising or promoting the availability for purchase of the Licensee’s goods or services in a currency other than the recognised local currency within the Territory (but not, for clarity, enabling purchase of such goods or services in such currency at the point of sale).

3.6
VEL acknowledges that the nature of the internet is that the Permitted E-Presence may be accessed by internet users outside the Territory and that this will not amount to a breach of this Agreement as long as the Licensee has complied with its obligations hereunder.

3.7
If and to the extent that the laws of the EU, the UK and/or any other international treaty applicable to trade within the Territory limit the enforceability of any territorial restrictions contained in any provision of this Agreement, the parties agree to amend such provision to the minimum extent necessary to comply with such legal requirements.

3.8
The Licensee acknowledges that VEL may (directly or indirectly) grant other parties rights to use the Virgin Marks and the Names inside (solely pursuant to Clause 5) and outside the Territory in relation to the Core Activities and/or Ancillary Activities and may grant such rights in respect of the internet or other forms of technology or media developed in the future that are by their nature accessible worldwide, which may result in the Core Activities and/or Ancillary Activities under the Virgin Marks and the Names being accessible to persons within the Territory. The Licensee further agrees that those parties may fulfil orders placed by persons based in the Territory where goods or services ordered are for delivery or use outside the Territory.

3.9
Nothing contained in this Agreement will allow the Licensee to use: (a) the Marks in a form other than the Names (including using the Marks alone or using the stylised “V” from the Virgin Signature Logo on its own); (b) in respect of any Social Media, any name other than the Social Media Names; and (c) in respect of the App, any name other than the App Name (except as otherwise agreed by VEL in advance in writing).

3.10
The Licensee will not, and will procure that each of its Affiliates will not, within the Territory during the Term and other than in connection with a Licensee ROFR Route Relinquishment, directly or indirectly:

(i)	conduct: (a) Core Activities other than under the Marks; or (b) any activities substantially equivalent to the Core Activities conducted under the Marks; or

(ii)
conduct activities unrelated to the Licensed Activities using the Marks or any other marks which are confusingly similar to or are intended to represent or suggest the existence of a relationship with, or are likely to have the effect of representing or suggesting the existence of a relationship with, VEL or the Marks.

3.11	The Licensee undertakes:

(a)	not to create, establish, operate or maintain any Social Media other than the Social Media described in Part B of Schedule 3, except with VEL’s prior written consent;

(b)	not to create, establish, operate or maintain any App on any platform not listed in Part C of Schedule 3, except with VEL’s prior written consent;

(c)	to seek VEL’s prior written approval for the design of each App icon as appears when it is downloaded on any device;

(d)	to use all reasonable endeavours to ensure that the content of the Permitted E-Presence relates to and promotes exclusively or substantially exclusively the Licensed Activities; and

(e)	to use reasonable endeavours to modify or moderate the content, design and/or functionality and/or programming of all Permitted E-Presence upon VEL’s reasonable request.

3.12	Rebranding Process

(a)	VEL and the Licensee agree that the Brightline Business shall be rebranded under the Names (the “Rebranding Process”) in accordance with the Rebranding Arrangements.

(b)
In the event that at any time the Licensee wishes to create any logo incorporating the Names specific to the Licensee then the parties shall work together to create such logo, provided that the Licensee agrees that VEL shall have the right of final design approval of such logo in respect of matters such as brand consistency and the new logo shall become a New Brand.

(c)	VEL shall provide reasonable support and guidance to the Licensee, as may be requested by the Licensee from time to time, in relation to the Licensee’s use and/or proposed use of the Marks.

3.13	Disambiguation

The Licensee acknowledges that VEL: (i) has granted certain third parties rights to use the Virgin Marks and the Names outside the Territory in relation to activities the same as or similar to the Core Activities and Ancillary Activities and (ii) may (directly or indirectly) grant other parties rights to use the Virgin Marks and the Names inside (solely pursuant to Clause 5) the Territory in relation to the Core Activities and/or Ancillary Activities. The Licensee shall, without limitation to its rights hereunder (and subject to VEL using reasonable endeavours to cause its other applicable licensees to make similar efforts):

(a)	take reasonable steps in good faith to mitigate as far as practicable any public confusion which may arise between the business of the Licensee and the business of any such other third party licensee;

(b)
participate in such consultations in good faith as reasonably required by VEL to mitigate confusion as far as practicable, and implement reasonable requests from VEL to mitigate as far as possible such public confusion;

(c)
unless otherwise requested by VEL, create, establish and maintain a hyperlink in a form determined by VEL, acting reasonably, from the home page of the Site to any website of VEL reasonably specified by VEL from time to time (e.g. www.virgintrains.com);

(d)
at VEL’s or Licensee’s request, meet in good faith with each such third party licensee (and with VEL and its applicable Affiliates) to discuss and use reasonable endeavours (subject to the application of competition law) to cooperate with such third party licensees, VEL, its Affiliates and the Licensee with regard to the following matters:

(i)
the setting up and management of a gateway page, at a domain name to be specified by VEL (including at virgintrains.com), providing links of equal prominence to the Licensee’s website and the websites of any such third party licensee(s);

(ii)	a common public face generally; and

(iii)	exploring, agreeing to and implementing appropriate cross-marketing and cross-selling strategies.

Merchandise

3.14	The Licensee shall comply with the Virgin Merchandising Guidelines.

3.15
If and to the extent Merchandise Revenues exceed the MRT, the percentage figure in Clause 6.1(b) shall be modified to [***]% in respect only of that portion of Merchandise Revenues in excess of the MRT. For clarity, the percentage figure in Clause 6.1(b) shall continue to apply to all other Gross Sales, including Merchandise Revenues below the MRT.

Permitted Ex-US Marketing

3.16
The Licensee may conduct Permitted Ex-US Marketing provided it complies with the Permitted Ex-US Marketing Conditions. If and to the extent Permitted Ex-US Marketing is aimed at the UK, it is subject to VEL’s prior written approval. All other Permitted Ex-US Marketing is subject to an obligation on the Licensee to take due account of any reasonable objections raised by VEL.

3.17
The Licensee acknowledges and agrees that the conduct in the Territory by a VEL Licensee operating outside the Territory of activities equivalent to the Permitted Ex-US Marketing mutatis mutandis shall not breach any of VEL’s obligations or the Licensee’s rights under this Agreement.

3.18
Notwithstanding any other provision of this Agreement, nothing in this Agreement shall prevent Licensee from (a) conducting [***] activities in connection with the Permitted Routes (or ROFR Routes which are subject to Licensee ROFR Route Relinquishment), including [***] activities in connection with [***] on the Permitted Routes and such ROFR Routes (and without use of the Marks), (b) establishing [***] businesses which are ancillary and incidental to the Core Activities on the Permitted Routes (or ROFR Routes which are subject to Licensee ROFR Route Relinquishment), including [***], and (c) raising funds at any level of the organization, equity or debt (public or private), or corporate reporting for any of the foregoing or for the Licensee’s general corporate purposes.  The Licensee shall take all reasonable precautions and steps (including the setting up of a business division not named with the Marks which is dedicated to the activities contemplated in (a) and (b) above) to ensure insofar as is reasonably possible that any activities contemplated in (a) and (b) above are not conducted under or by reference to the Marks, provided that (i) the Licensee may conduct the raising of funds, equity or debt, and corporate reporting activities contemplated in (c) as “Virgin Trains USA Inc.” and (ii) factual references explaining a corporate relationship to the Licensee (as is reasonably required by law or customary and appropriate market practice) in connection with any activities under (a) and (b) above shall not be a violation of this Agreement. The Licensee will not conduct any other wider activities under or by reference to the Marks, including by reference to the Licensee’s corporate name.

4	VEL RESERVED RIGHTS

4.1
Subject to Clause 4.3, the rights granted to the Licensee in Clause 3 are subject to any pre-existing rights granted by VEL to other VEL Licensees as at the Commencement Date including in respect of the following VEL Licensees: [***], [***], [***], [***] and [***] (the “Pre-existing Third-Party Rights”).

4.2
Nothing in Clause 3 (subject to Clauses 4.3 and 5) will prevent VEL from licensing the Virgin Marks in relation to: [***]; passenger rail transportation other than on the Permitted Routes; [***] (other than passenger rail transportation on the Permitted Routes); or [***] projects including for [***] purposes (including [***], [***], [***] or [***] etc.).

4.3
For clarity, and except with respect to a VEL ROFR Route Relinquishment, (a) VEL shall not, and shall not authorize other persons to operate a business principally branded under the Names in connection with the Core Activities, the Ancillary Activities or any substantially equivalent activities in the Territory, and (b) VEL shall not, and shall cause the Virgin Group to not, use the Marks, the name “Virgin” or the letter “V” or any name or mark confusingly similar thereto, to operate any [***], including [***], on any Permitted Route.  A factual reference to a VEL Licensee as the [***], [***] or other [***] of [***] used in relation to [***] or [***] will not amount to a breach of this clause, provided such service is not branded under the Marks, the name “Virgin” or the letter “V” or any name or mark confusingly similar thereto.

4.4	The Licensee acknowledges and agrees that:

(a)
the Virgin Group (including VGLC) may launch a Virgin Group Loyalty Program and/or conduct any other activity in order to increase customer engagement and cross promotion across the Virgin Group as a whole, each of which may involve the advertising and cross promotion of goods and services offered by VEL Licensees and third party service providers, and (when launched in the Territory) will provide the Licensee a right to participate therein; and

(b)
regardless of whether the Licensee participates in any Virgin Group Loyalty Program pursuant to Clause 17.4, the advertising and cross promotion activities referred to in Clause 4.4 will not constitute a breach by any member of the Virgin Group of the Licensee’s rights under this Agreement.

5	RIGHT OF FIRST REFUSAL ROUTES

5.1
Subject to Clauses 5.2 and 5.3, during the Term the Licensee will have a right of first refusal in respect of the grant of rights for use of the Names or Marks for the provision of the Core Activities (and Ancillary Activities in connection therewith) on the ROFR Routes (“Right of First Refusal” or “ROFR”).

5.2
The ROFR granted in Clause 5.1 will only apply if the Licensee is in material compliance with the terms of this Agreement (including being up-to-date with all payments of Royalties which have fallen due (other than any such payments that are disputed in good faith)) and has not persistently breached this Agreement.

5.3          The ROFR granted in Clause 5.1 is subject to the following provisions:

(a)
where VEL wishes to grant (directly or indirectly) a licence to a third party to undertake the Core Activities on a ROFR Route, including where a third party approaches VEL or any of its Affiliates with a viable, credible proposal that VEL is considering in good faith in relation to the exploitation of such Core Activities, which is satisfactory to VEL in all respects (the “Third-Party Proposal”), VEL will notify the Licensee as soon as reasonably practicable and provide to Licensee: all information and materials provided to such third party with respect to such opportunity; details of the [***] and the [***] in the Third-Party Proposal and the other information required under Clause 5.5(b), (c) and (e); and any further information reasonably requested by Licensee to help Licensee to submit a proposal the provision of which will not put VEL in breach of its contractual obligations, and allow the Licensee a period of [***] Business Days to:

(i)	assess the opportunity; and

(ii)	notify VEL if it wishes VEL to extend its licence to such ROFR Route;

(b)	the Licensee will then have a further [***] Business Days to submit in good faith a formal written proposal (including a Business Plan) to VEL.

5.4	The Licensee will provide any further information reasonably requested by VEL to help VEL to assess the Licensee’s proposal.

5.5	In the event that the Licensee’s proposal under Clause 5.3(b):

(a)	is reasonable and credible (including credible as to proposed sources of funding and as to the Licensee’s expertise in and capacity to operate the ROFR Route);

(b)	contains [***] equivalent to those contained in the Third-Party Proposal, including the Licensee’s proposal for [***] for the ROFR Route;

(c)	would result in [***] within [***] from the grant of the licence (or such longer period equivalent to the Third-Party Proposal);

(d)	would result in the launch of a business commensurate with the high quality and prestigious image of the Virgin brand; and

(e)	matches or exceeds the financial terms proposed by the Third-Party Proposal,

then it will be deemed approved by VEL and the parties will work together to add it as a Permitted Route on terms substantially equivalent to those applicable to the existing Permitted Routes under this Agreement, and the parties will each devote such resource as is required to ensure that the arrangements are documented and executed within [***] Business Days of the date of VEL approval.

5.6
If the Licensee has not Launched a Permitted Route within the relevant Exclusivity Period, VEL will be entitled to terminate the Agreement with respect to that Permitted Route and grant rights to any third party for the use of the Marks, but not the Names, for the provision of the Core Activities and Ancillary Activities on such Permitted Route without further notice to the Licensee, provided that the marks and names licensed to and used by such third party shall differ so as to create an overall distinguishable commercial impression from the Names (and for clarity, the use of mark or name in the form Virgin Trains [X] (where [X] designates a geography or other term specific to such route) shall be acceptable). VEL shall not have a right to terminate such a Permitted Route where the Licensee’s failure to Launch such Permitted Route is due to unforeseen delays beyond the reasonable control of the Licensee in obtaining necessary legal and regulatory approval, provided the Licensee used best efforts in originally seeking such approval, and is making ongoing best efforts to obtain such approval as soon as practicable, subject at all times to a long-stop cut-off date of [***]after the relevant Exclusivity Period expires at which point VEL will be entitled to terminate the Agreement with respect to that Permitted Route.

5.7
If the Licensee does not submit a proposal in relation to a ROFR Route within the [***] Business Day period under Clause 5.3(b), the ROFR does not apply pursuant to Clause 5.2, or where the parties do not proceed with the Licensee’s proposal because such proposal does not meet the requirements in Clause 5.3(b) (a “VEL ROFR Route Relinquishment”), VEL may grant a licence under the Virgin Marks on the applicable ROFR Route to the said third party on the terms set forth in the Third-Party Proposal without further notice to the Licensee, provided that the marks and names licensed to and used by such third party shall differ so as to create an overall distinguishable commercial impression from the Names (and for clarity, the use of mark or name in the form Virgin Trains [X] (where [X] designates a geography or other term specific to such route) shall be acceptable).  Upon a VEL ROFR Route Relinquishment, the Licensee’s obligations under Clause 3.10, and any other restrictions contained herein with respect to the Licensee or VEL, shall no longer apply to such ROFR Route.

5.8
In the event that the Licensee wishes to undertake the Core Activities on a ROFR Route, other than a ROFR Route in respect of which VEL has granted a licence to a third party under the Virgin Marks pursuant to Clause 5.7, the Licensee shall notify VEL thereof and provide a Business Plan in relation to such ROFR Route.  If (i) VEL does not, within [***] Business Days of receipt of such notice from the Licensee, notify Licensee that it wishes to extend its licence herein to such ROFR Route and (ii) the parties do not, having worked together and devoted such resources as are required to ensure that the arrangements are documented and executed, within [***] Business Days of the date of such notice from VEL to the Licensee, add such ROFR Route as a Permitted Route hereunder, then, notwithstanding any other provision herein, the Licensee shall have the right to undertake the Core Activities (and ancillary activities in connection therewith) with respect to such ROFR Route without the use of the Marks and Names and without any obligation to pay Royalties (including Minimum Royalties) with respect to such ROFR Route (a “Licensee ROFR Route Relinquishment” and, together with a VEL ROFR Route Relinquishment, a “ROFR Route Relinquishment”).

6	ROYALTIES

6.1	Subject to Clause 6.8, the Licensee will pay to VEL each Quarter the greater of:

(a)	the Minimum Royalty; and

(b)	[***]% of Gross Sales (with respect to Permitted Routes in Florida), and [***]% of Gross Sales (with respect to all other Permitted Routes) for such Quarter.

6.2	Within [***] Business Days of the end of each Quarter, the Licensee will provide VEL with a statement certified as accurate by an authorised representative of the Licensee showing:

(a)	the Licensee’s Gross Sales by source of revenue;

(b)	the Royalty due for the relevant Quarter on such Gross Sales;

(c)	the Licensee’s actual spend on marketing, advertising and promotional activities relating to the Licensed Activities in that Quarter; and

(d)	any other financial information which VEL reasonably requests,

(the “Quarterly Statement”).

6.3	Following receipt of the Quarterly Statement, VEL will invoice the Licensee for the Royalties due.

6.4	The Licensee will pay all invoices within [***] Business Days of the date of invoice in US dollars by way of bank transfer to VEL’s nominated account.

6.5
If the Licensee does not provide VEL with the Quarterly Statement within ten (10) Business Days of the due date, then, if such Quarterly Statement is not provided within [***] Business Days of receipt of written notice from VEL of such failure, VEL may invoice the Licensee the greater of the Minimum Royalty or the amount invoiced the previous Quarter plus [***] per cent.

6.6
If any payment to be made by the Licensee under this Agreement is not received by VEL on or before the date of payment (including without limitation as a result of any failure by the Licensee to provide the Quarterly Statement when due), VEL may charge interest at the lesser of (a) the rate of [***]% per annum above the base rate of the Bank of England or (b) the maximum rate permitted by applicable law in the Territory, from the due date for payment to the date when payment is actually received (both before and after any court judgment). Such interest will be payable immediately on demand and will accrue on a daily basis and be compounded quarterly.

6.7

(i)
All sums payable under this Agreement are exclusive of VAT and (other than as expressly permitted in this Agreement) will be paid free and clear of all deductions and withholdings whatsoever (“Tax Deductions”), unless the deduction or withholding is required by law. If any deduction or withholding is required by law from any sum payable to VEL under this Agreement (including any additional sum or increased amount required to be paid pursuant to this Clause 6.7), the Licensee shall be permitted to make such deduction and, if such deduction is an Indemnified Tax, the Licensee will pay to VEL such sum as will, after making such Tax Deduction (and any Tax Deduction required by law to be made from any additional sum or increased amount payable under this Clause 6.7), leave VEL with the same amount as it would have been entitled to receive and retain had such Tax Deduction (or Tax Deductions) in respect of an Indemnified Tax not been required to be made.

(ii)
If a Tax Deduction in respect of an Indemnified Tax is not made from a sum payable to VEL under or in connection with this Agreement, but it is subsequently determined that such a Tax Deduction should have been made, then: (1) if the Licensee accounts for that tax to the relevant tax authority, then the Licensee shall not be entitled to recover that tax (including any additional sum or increased amount payable with respect to such tax) from VEL, by making any deduction or withholding from future payments to VEL, or by any other means; and (2) if VEL is liable to and does account for that tax to the relevant tax authority, then the Licensee shall pay VEL an amount equal, on an after-tax basis, to such tax (including any additional sum or increased amount payable with respect to such tax) which VEL is required to pay to the relevant tax authority in respect of that Tax Deduction.

(iii)
For the avoidance of doubt, the Licensee shall have no obligation to provide a gross-up or other additional payments for, or to indemnify VEL (or any assignee thereof) for, any tax that is not an Indemnified Tax.

(iv)
If the Licensee is required by law to make a deduction or withholding, the Licensee will, within five (5) Business Days of making the deduction or withholding, provide a statement in writing to VEL showing the gross amount of the payment, the amount of the sum deducted and the actual amount paid.

(v)
To the maximum extent permitted by law, VEL and the Licensee shall cooperate in completing any procedural formalities (including the execution of available forms or certificates) necessary for the Licensee to obtain authorisation to make that payment without withholding for US taxes, or at a reduced rate of withholding.  Without limiting the foregoing, VEL shall provide Licensee with a duly executed IRS Form W8-BEN-E as soon as practicable after the Commencement Date claiming eligibility for a 0% U.S. federal income tax rate with respect to payments under this Agreement.

(vi)
If the Licensee becomes, or reasonably is expected to become, obliged to make payment to VEL under this Clause 6.7 in respect of an Indemnified Tax, the parties will: (A) use all reasonable endeavours to restructure these arrangements prior to the time such Indemnified Tax would otherwise be due, including by novating or assigning this Agreement to an Affiliate, to ensure that no payment is required to be made to VEL in respect of an Indemnified Tax (or, if the foregoing cannot be accomplished, to minimize the amount of such payments as much as is reasonable), and (B) if having used such reasonable endeavours, an amount is still due in respect of an Indemnified Tax, the additional amount payable by Licensee to VEL pursuant to this Clause 6.7 after such minimization efforts will be reduced by [***]%.

(vii)
If a taxation authority determines, contrary to the intentions of the parties as set out in Clause 27.7, that one party is the agent, joint venture partner or partner of the other party or any Affiliate, the parties will use all reasonable endeavours to restructure these arrangements, including novating or assigning this Agreement to an Affiliate, to ensure that such party is not treated as the agent, joint venture partner or partner of the other party or Affiliate.

6.8
VEL shall waive, and Licensee shall have no obligation to pay, the first USD $[***] Royalties due and payable in each Accounting Period during the Term until [***] (or earlier, if VEL loses exclusivity to the Naming Rights for Florida (other than Orlando) in accordance with this Clause 6.8) provided that:

(a)	the Licensee shall procure for VEL the exclusive right to the Naming Rights in Florida (other than Orlando) through [***] (subject to Clause 6.8(c));

(b)	the Licensee shall not grant Naming Rights to any third party during the shorter of the [***] period from the completion of the Rebrand Period or the [***] period from the Commencement Date;

(c)
following the earlier of [***] from the completion of the Rebrand Period or [***] from the Commencement Date, where the Licensee obtains a credible proposal which it is considering in good faith in relation to Naming Rights within or outside of Florida from a third party:

(i)
the Licensee will notify VEL as soon as reasonably practicable (and provide to VEL all information and materials provided to such third party with respect to such opportunity and high level details of the financial offer contained in such third-party proposal, and any further information reasonably requested by VEL to help VEL to submit a proposal, the provision of which will not put the Licensee in breach of its contractual obligations) and allow VEL a right to match any such third-party offer;

(ii)
VEL shall notify the Licensee within thirty (30) Business Days whether it wishes to match such offer, in which case the Licensee shall procure for VEL the exclusive right to such Naming Rights on the same terms and conditions set forth in the third-party offer; and

(iii)
if VEL does not match such third-party offer, then VEL shall not have Naming Rights with respect to such station and the Licensee shall be free to grant such Naming Rights to such third party on the terms set forth in such third-party offer, subject to Clause 6.8(d);

(d)
where the Naming Rights are procured for VEL pursuant to Clause 6.8(c), the Licensee shall not grant Naming Rights at the same location to any third party within the shorter of (i) [***] of VEL’s first activation of such rights or (ii) [***] of the date such rights are available for activation;

(e)	irrespective of whether VEL elects to utilise Naming Rights pursuant to Clause 6.8(b), the Licensee shall not grant Naming Rights to any VEL Naming Rights Competitor; and

(f)	in the event that a Permitted Route is terminated hereunder, upon written notice from the Licensee, VEL’s Naming Rights corresponding to such terminated Permitted Route shall also terminate.

6.9	The specific branding to be used by VEL in order to exploit the Naming Rights by VEL shall be determined by VEL in its reasonable discretion in consultation with Licensee.

6.10
The cost of implementing the Naming Rights of VEL shall be for VEL’s account (provided that the cost of removing prior signage so as to reasonably enable VEL to implement the Naming Rights shall be, as between the Licensee and VEL, for the Licensee’s account).

6.11
To enable the Minimum Royalty and Permitted Route Financial Milestones to be calculated for any Permitted Route other than between Miami, West Palm Beach and Orlando, and Las Vegas and Los Angeles, the Licensee shall provide VEL with a Business Plan for such Permitted Route prior to the Launch Date for such route.

7	FINANCIAL INFORMATION AND RECORDS

7.1	The Licensee will supply to VEL:

(a)
[***], at least thirty (30) days prior to the Annual Accounting Date each year an annual estimated prediction of the budget, with an estimated projection of Gross Sales for the upcoming Accounting Period broken down by Quarter and an estimated projection of Gross Sales for the upcoming five (5) years broken down by Accounting Period (with a final budget and projection following as soon as reasonably practicable thereafter). These projections will be produced in good faith and based upon an informed assessment of the market;

(b)
Within one hundred and twenty (120) days after each Annual Accounting Date, a balance sheet and profit and loss account certified by a qualified, internationally recognized auditor showing the true position of the business of the Licensee for each financial year of the Licensee during the Term and for the first financial year expiring after the expiration or termination of this Agreement;

(c)
Within one hundred and twenty (120) days after the end of each Annual Accounting Date, a reconciliation between revenue/turnover for the relevant Accounting Period (as shown in the audited profit and loss account), and the Quarterly Statements provided to VEL during the Licensee’s financial year, audited by the Licensee’s auditors (the “Reconciliation Statement”). The Reconciliation Statement will provide a reasonably detailed description of each of the reconciling items to the reasonable satisfaction of VEL;

(d)
Where the Reconciliation Statement reveals an underpayment of any amount due to VEL, the amount of such underpayment will be paid in full by the Licensee to VEL within ten (10) Business Days following receipt of a relevant invoice from VEL. Where the Reconciliation Statement reveals an overpayment of any amount due to VEL, the amount of such overpayment will be set off against the Royalties due for the following Quarter;

(e)	any information in the Licensee’s possession that would reasonably be expected to materially affect the financial standing of the Licensee; and

(f)
any other information in the Licensee’s possession or control relating to the Reconciliation Statement and/or the financial position of the Licensee’s business under this Agreement as may be reasonably requested by VEL.

7.2
The Licensee will keep suitable records and accounts in order to demonstrate that the correct Royalties have been paid to VEL. All such records and accounts will be available during normal business hours for inspection and audit by VEL (or its duly authorised representative reasonably acceptable to Licensee and subject to a reasonable confidentiality agreement) on reasonable notice and at reasonable times who may take copies or extracts of the same. VEL (or its representative) shall reasonably consult with Licensee with respect to such audit, and will promptly share all results of such inspection or audit with the Licensee. If an inspection or audit correctly reveals a discrepancy in the Royalties paid, the Licensee will immediately pay the shortfall to VEL. If the shortfall is more than 5% of the correct figure due in the audited period, the Licensee will reimburse VEL for any reasonable professional charges incurred for such inspection or audit. If an inspection or audit reveals an overpayment in the Royalties paid, the Licensee may set off the overpayment against the next Royalty payment(s).

7.3	All books of account and records referred to in this Clause 7 will be kept and made available for inspection for at least six years after any termination or expiry of this Agreement.

7.4
The Licensee’s payment obligations under this Agreement shall be performed without any right of the Licensee to invoke set-off, deductions, or other similar rights (other than as expressly permitted in this Agreement).

7.5	VEL shall treat all non-public information accessed under this Clause 7 as Confidential Information of the Licensee.

8	CONDITIONS OF USE

Business

8.1	The Licensee will use best endeavours to:

(a)
comply with, and ensure that all goods and services provided as part of the Licensed Activities and all related marketing and advertising comply with, all applicable laws, regulations and Good Industry Practice;

(b)
obtain, maintain and comply with all necessary consents, licences and authorisations required under applicable law and all other formalities required in connection with the provision of the Licensed Activities within the Territory and will notify VEL if it becomes aware of any changes or imminent changes in legislation, regulations, policy or procedures which would reasonably be expected to materially adversely affect the ability of the Licensee to carry on the Licensee’s business under this Agreement;

(c)
conduct the Licensed Activities in accordance with ethical business practices (whether dealing with employees, the public, the business community, shareholders, customers, suppliers, competitors or governmental and regulatory bodies);

(d)	employ sufficient numbers of staff having a high level of training in and experience of carrying out the Licensed Activities;

(e)
develop and maintain appropriate Crisis management procedures related to the Licensed Activities. The Licensee will notify VEL as soon as reasonably practicable of any Crisis that arises during the Term, and will keep VEL informed of any material action to be taken or material procedure to be adopted by the Licensee. To the extent that a Crisis requires a response prior to consulting with VEL, the Licensee will keep VEL informed of any action taken or procedures adopted in relation thereto as soon as reasonably practicable;

(f)
operate the Licensee’s business under this Agreement sustainably and in a Purpose-driven manner, including through (i) using finite resources responsibly with specific regard to water, waste, volatile organic compounds, energy and carbon; and (ii) making a positive contribution to its local communities. The Licensee will ensure that its practices relating to the above (i) are appropriate for a company operating in its sector and (ii) compare favourably to equivalent policies or strategies implemented by the Licensee’s principal competitors in the Territory; and

(g)
comply with ethical business practices, labour standards and environmental reporting, reflecting legal compliance and best practice (as represented by the Virgin Ethical Procurement Guidelines and the Virgin Merchandising Guidelines).

Brand

8.2	The Licensee will:

(a)
at all times during the Term conduct the Core Activities and Ancillary Activities in relation to the Permitted Routes using only the Names and will use all reasonable endeavours to promote and expand the Licensed Activities for the Permitted Routes throughout the Territory;

(b)
not, without the prior written consent of VEL: (i) enter into any arrangement in relation to significant sponsorship of any third party, or significant association of the Marks with any third party’s goods or services, or the significant sponsorship by any third party of aspects of the Licensed Activities; or (ii) enter into any arrangement in relation to any sponsorship with any VEL Naming Rights Competitor provided that nothing in this Clause 8.2(b) shall prohibit the continuing in force of any existing contract (including any amendment, extension or renewal thereof) or any other ongoing rights or obligations that the Licensee has with respect to any sponsorship arrangements in effect as of the Commencement Date;

provided that with respect to the foregoing (a) and (b), VEL acknowledges and agrees that other third party brands (including brands of VEL Naming Rights Competitors) will be present in the same environment, to the extent not prohibited under this Agreement (e.g. Naming Rights under Clause 6.8(b), train manufacturer brands on trains, food manufacturer brands on food packaging, general commercial advertising, and transportation, tour operator and other check-in or information kiosks, including signage related to any of the foregoing), and Licensee may enter into commercial transactions for the provision of Core Activities to other companies, and such activities and the presence of such brands shall not be deemed to be a breach of this Clause 8.2;

(c)
on reasonable written request from VEL, provide reasonable quantities of free samples of any Promotional Materials bearing the Marks used in connection with the Licensed Activities prior to or in the course of their installation, sale or distribution;

(d)	as between VEL and Licensee, bear the costs of all of the Licensee’s advertising, marketing and promotion related to the Licensed Activities; and

(e)
incorporate or otherwise reasonably address VEL creative council’s reasonable comments on: (i) significant creative campaigns (including launch, relaunch, annual campaigns); and (ii) subject in each case to obtaining VEL’s prior written approval, any communication they wish to make involving Richard Branson.

8.3	The Licensee will only use the Marks in accordance, in all material respects, with the Virgin Brand Identity Guidelines and, with respect to Social Media, the Virgin Social Media Guidelines.

8.4
The Licensee will use best endeavours to conduct the Licensee’s business under this Agreement in accordance, in all material respects, with (i) the Contact and Consent Guidelines; (ii) the Purpose Metrics; (iii) the Virgin Ethical Procurement Guidelines; and (iv) the Virgin Merchandising Guidelines.

8.5
The Licensee acknowledges that the value and reputation of the Marks are such that they denote high quality status and are synonymous with the Purpose and the Brand Values. The Licensee agrees to use best endeavours to ensure that any services supplied under the Marks and any goods to which (or to the packaging of which) the Marks are applied are of a style, quality and appearance so as to maintain this value and reputation and to reflect or to otherwise be materially consistent with the Purpose and the Brand Values. The parties will work together to develop a Purpose statement and a reasonable change programme designed to embed or otherwise implement the Purpose in the Licensee’s business under this Agreement and regularly review and discuss the measures implemented by the Licensee to help to ensure that (i) the Purpose and the Brand Values are embedded or otherwise implemented in and reflected by the Licensee’s business under this Agreement and (ii) the Licensee’s business under this Agreement is consistent with the People Experience Principles and Customer Experience Principles.

8.6
The parties will work with each other on an ongoing basis via the Strategy and Brand Board to agree to targets related to the matters set out in the Strategy and Brand Board Report and Licensee will use its reasonable endeavours to comply with such agreed targets from time to time.

Group

8.7
To the extent that such an obligation is not precluded by any applicable law or regulation (and subject to VEL using reasonable endeavours to cause other members of the Virgin Group to make similar efforts), the parties will work together to determine how the Licensee can most appropriately participate in and promote certain Virgin Group activities and initiatives including:

(a)	group-wide and inter-company promotions and cross-selling, including web-based group promotional activities such as promotion of the virgin.com website;

(b)
employee focused initiatives and activities including, but not limited to, group employee discount scheme (Tribe) and distribution of and contribution of content towards group internal communications such as group intranet and group magazine (Roger);

(c)	Virgin Unite, the non-profit foundation of the Virgin Group (and its leadership initiatives such as The Elders and The B Team);

(d)	environmental, corporate social responsibility and sustainability activities and initiatives; and

(e)	people management initiatives and activities, including functional fora.

Review

8.8
In order to review the conduct by the Licensee of the Licensed Activities, and the Licensee’s compliance with the conditions of use set out in this Clause 8, the Licensee will establish and operate a Strategy and Brand Board in accordance with the terms set out in Schedule 4.

8.9
The Licensee will report to VEL regularly (at least twice annually), and in advance of each Strategy and Brand Board meeting, on its performance relative to the matters and targets set out in the Strategy and Brand Board Report. The Licensee will in addition submit to VEL key people experience data on an annual basis using the templates provided (and as may reasonably be updated) by VEL from time to time.

8.10
If at any time the Licensee fails to comply with the Brand Obligations, or acts in any way other than in accordance with the rights granted to it under this Agreement, VEL may (without prejudice to its other rights and remedies, including without limitation, to terminate this Agreement if permitted under Clause 12) direct the Licensee to take such reasonable steps as may be necessary to ensure compliance to the reasonable satisfaction of VEL (including but not limited to withdrawing or procuring the withdrawal of any use of the Marks or of Promotional Materials which do not comply with the requirements in this Agreement).

9	TITLE AND GOODWILL

9.1	The Licensee acknowledges that all rights in the Marks belong to VEL and that it has no right to use the Marks other than as set out in this Agreement.

9.2
All goodwill attaching to the Marks which is generated or accrued by the Licensee’s use of the Marks will accrue to VEL. VEL may, at any time, call for a confirmatory assignment of that goodwill attaching to the Marks in standard and customary form and the Licensee will immediately execute it.

9.3	The Licensee will not acquire or claim any title to the Marks by virtue of the rights granted to it by this Agreement or through its use of the Marks either before or after the date of this Agreement.

9.4
Where reasonably practicable, the Licensee will display the following statement (or any other standard and customary statement as notified in writing from VEL to the Licensee) on any goods, services or other materials or displays (including Site displays, Social Media displays and App displays) bearing the Names:

“VIRGIN and the Virgin Signature logo are [registered] trade marks of Virgin Enterprises Limited and are used under licence”.

9.5	The Licensee will not:

(a)	use the Marks in combination with any other trade marks, names, words, logos, symbols or sub-brands (except as permitted under this Agreement);

(b)
do, or omit to do, or authorize to be done, any act which would reasonably be expected to materially weaken, damage or be detrimental to the Marks or the reputation or goodwill associated with the Marks or VEL, or which may invalidate or materially jeopardise any registration of the Marks;

(c)	use the Marks in any manner which would reasonably be expected to allow the Marks to become generic, lose their distinctiveness or mislead the public; or

(d)	use without VEL’s prior written consent:

(i)
any trade marks which are similar to the Marks or which otherwise incorporate the “Virgin” name, style, font, format or colour or the letter “V” (other than the Names as permitted hereunder) as a dominant element in relation to any goods or services in a manner that is confusingly similar to the Marks; or

(ii)	the Marks other than in relation to the Licensed Activities.

9.6
The parties will work together in relation to the creation of any new Virgin branding, including without limitation logos, to be used in relation to the Licensed Activities or incorporating the Marks (“New Brand”). Where the Licensee participates in the development of any New Brand:

(a)
the Licensee hereby assigns to VEL all copyright and other rights in and to the New Brand which may be assigned by way of present assignment of future rights and will assign all such rights as may not be so assigned, (and will procure that any relevant third party within its control will assign all of its rights in and to the New Brand) to VEL, in each case from the date of their creation; and

(b)
to the extent permitted by law, the Licensee irrevocably waives, and will procure that any relevant third party irrevocably waives, any rights it or they may have under Chapter IV (Moral Rights) of Part 1 of the Copyright, Designs and Patents Act 1988 (or equivalent rights in any jurisdiction) in and to the New Brand and, to the extent required, the Licensee will use reasonable endeavours to obtain a written waiver from its employees of any such rights which they may have, and in each case the Licensee will execute all standard and customary documents as may be required to effect and confirm the foregoing. Any New Brand will be subject to final approval by VEL at its reasonable discretion before being used in relation to the Licensed Activities. The Licensee will bear all costs associated with the creation of any New Brand requested by it.

9.7
If VEL at any time during the Term materially amends or updates the Brand Values or the way in which the core elements of the Marks (such as the Virgin Signature Logo and the name “VIRGIN”) are depicted, and such amendment is intended to apply to all or substantially all of the VEL Licensees (a “Brand Refresh”), VEL will provide the Licensee not less than ninety (90) days’ written notice of the proposed commencement of such Brand Refresh and the Licensee agrees to use reasonable endeavours to amend its usage of the Marks in accordance with VEL’s reasonable written directions (including any amended Brand Values, Virgin Brand Identity Guidelines and/or Virgin Social Media Guidelines), provided that VEL will:

(a)	consult with the Licensee in relation to defining the reasonable steps and timeframes required to implement the Brand Refresh in the context of the Licensee’s business under this Agreement;

(b)	reasonably consider the Licensee’s requests in relation to minimising the Licensee’s costs in implementing the Brand Refresh;

(c)	allow the Licensee to run down existing branded supplies and inventory bearing the Marks during a run-off period of up to nine (9) months; and

(d)	allow the Licensee a reasonable period, and in any case up to eighteen (18) months, within which to complete the Brand Refresh.

10	REGISTRATION AND MAINTENANCE OF THE MARKS AND DOMAIN NAMES

10.1	The Licensee will not (and will ensure that its Affiliates and sub-licensees do not) in any country during the Term or following termination or expiry of this Agreement:

(a)
apply for, or obtain, registration of any trade or service mark which is identical to, consists of, comprises, or is otherwise confusingly similar to, the Marks or is intended to represent or suggest the existence of a relationship with, or is likely to have the effect of representing or suggesting the existence of a relationship with, VEL or the Marks;

(b)
apply for, or obtain, registration of any trade or service mark comprising or including the letter “V” as a dominant element in a manner that is confusingly similar to the Marks or is intended to represent or suggest the existence of a relationship with, or is likely to have the effect of representing or suggesting the existence of a relationship with, VEL or the Marks;

(c)
apply for, or obtain, registration of any copyright in the Marks, or (other than the Social Media Names and App Names) any domain name, electronic mail address or any analogous right which includes any Marks or including the letter “V” as a dominant element in a manner that is confusingly similar to the Marks or is intended to represent or suggest the existence of a relationship with, or is likely to have the effect of representing or suggesting the existence of a relationship with, VEL or the Marks, provided that, pursuant to the terms and during the Term of this Agreement, the Licensee shall control all administrative contacts, usernames, passwords (or equivalents) required to access, operate and control the Permitted E-Presence and to control and modify the design, functionality and programming of the content of the Permitted E-Presence, and VEL shall reasonably cooperate with the Licensee in connection therewith.

All such registrations are to be undertaken by VEL in the name of VEL (other than the Social Media Names and App Names during the Term, which may be in the name of Licensee) and VEL will (without prejudice to its other rights and remedies) be entitled to recharge the Licensee for all costs of transfer or assignment of any such application and/or registration made in breach of this Clause including any legal, official and technical costs.

10.2
VEL will be responsible for (and for the costs of) registering the existing Marks set out in Schedule 2B as trade marks in respect of the Licensed Activities. VEL will also be responsible for registering any additional trade marks which VEL reasonably considers necessary to ensure adequate protection in the Territory for the Names. If the Licensee wishes VEL to register any further additional trade marks comprising the Marks to use in relation to the Licensed Activities it will inform VEL and VEL will, subject to VEL approving of such registration and to the results of any clearance checks reasonably deemed by VEL to be necessary, apply to register the relevant trade marks. The Licensee will be responsible for all reasonable costs associated with the clearance and registration of any such additional trade marks.

10.3
VEL will be responsible for (and for the costs of) filing, acquiring or registering the Domain Names set out in Part A of Schedule 3. If the Licensee wishes VEL to register any additional domain names for use in relation to the Licensed Activities it will inform VEL and VEL will, subject to VEL approving of such registration and to the results of any clearance checks deemed by VEL to be necessary, register the relevant domain names. VEL may, at any time upon reasonable notice, reasonably alter the hosting arrangements for the Domain Names and any additional domain names requested by the Licensee. The Licensee will be responsible for all reasonable costs associated with the clearance and registration of any additional domain names requested by it. Upon request, VEL will provide the Licensee with technical access to the Domain Names to the extent reasonably required by the Licensee, provided that ownership remains with VEL at all times.

10.4
The reasonable costs of renewal, including legal costs and official filing fees, of any registrations in the Territory for the Names (including the Domain Names) to the extent relating in whole or in part to the Licensed Activities will be paid in full (or where related in part, on a pro rata basis) by the Licensee. VEL will pay the costs of renewal of registrations for the Virgin Marks.

10.5
The Licensee will at the request and expense of VEL provide full assistance in connection with the registration and maintenance by VEL of its rights in and to the Marks (including the Domain Names) as VEL reasonably considers necessary.

11	TRADE MARK PROTECTION

11.1	The Licensee and VEL will promptly notify the other in writing giving reasonable particulars if any of the following matters come to its attention, in each case to the extent material:

(a)	any actual, suspected or threatened infringement of the Marks;

(b)	any actual or threatened claim that the Marks are invalid or susceptible to revocation;

(c)	any actual or threatened opposition to the Marks;

(d)	any claim made, threatened or intimated that use of the Marks (including the Domain Names) infringes the rights of any third party; and

(e)	any other form of attack, charge or claim to which the Marks may be subject.

11.2	In respect of any of the matters listed in Clause 11.1:

(a)	VEL will, in its absolute discretion, decide what action if any to take;

(b)	VEL will have exclusive control over, and conduct of, all claims and proceedings;

(c)
the Licensee will not settle or compromise any claims or proceedings or make any admissions other than as advised by counsel in connection with the legal process with respect to such matters other than to VEL and will provide VEL with all assistance that it may reasonably require in the conduct of any such claims or proceedings;

(d)	VEL will keep the Licensee fully informed with up-to-date details of the status of such proceedings; and

(e)	VEL will bear the cost of any proceedings which it initiates and may retain all sums recovered in any action for its own account.

11.3	The provisions of section 30 of the Trade Marks Act 1994 (or equivalent legislation in any jurisdiction) are expressly excluded.

11.4
Notwithstanding Clause 11.2, if, having been requested in writing by the Licensee to do so, VEL fails to take action in respect of and reasonably intended to appropriately address and resolve a matter described in Clause 11.1(a) within thirty (30) Business Days of written notice from the Licensee, the Licensee may take action, at its own expense, in its own name and VEL’s name. VEL will provide the Licensee all reasonable assistance which the Licensee may require in connection with such action, provided that:

(a)	the Licensee notifies VEL in writing of its intention to take such action;

(b)	the Licensee will only be permitted to take such action if failure to do so would materially adversely affect the Licensed Activities;

(c)	the Licensee will not be permitted to take such action if it would have a material adverse effect on the Marks or VEL or any other VEL Licensee;

(d)	the Licensee will keep VEL fully informed with up-to-date details of the status of such proceedings; and

(e)	the Licensee will bear the cost of any proceedings which it initiates and may retain all sums recovered in any action for its own account.

11.5
In the event that VEL or the Licensee receives written notice of infringement of the intellectual property rights of a third party by the Licensee through its use of the Marks in the performance of the Licensed Activities, and (in the case of VEL receiving such notice) VEL subsequently notifies the Licensee in writing that such use constitutes or is reasonably likely to constitute an infringement, then, without prejudice to any rights or remedies of the Licensee against VEL with respect thereto, the Licensee will promptly stop using, or modify the use of, the Marks in relation to any relevant part or parts of the Licensed Activities in such a way as to prevent any ongoing infringement, provided that:

(a)	VEL gives the Licensee full details of the alleged infringement;

(b)
VEL will take whatever steps it deems necessary and appropriate to resolve such infringement or potential infringement and keep the Licensee fully updated in relation to the progress of such actions. VEL will have reasonable regard at all times to the Licensee’s interests and reputation; and

(c)
the Licensee may recommence use of the Marks if, and as soon as reasonably practicable after, VEL settles the matter with the third party with the effect that use by the Licensee is permitted or would no longer amount to an infringement of such third party’s rights;

PROVIDED THAT:

(i)	the Licensee may elect to suspend use of the relevant Marks, rather than modify the use of the Marks, if the required modifications are material in the context of the Licensee’s business; and

(ii)
during any time when the Licensee’s right to use the Marks for the conduct of all or a material part of the Licensed Activities is suspended under this Clause 11.5, the Licensee shall have no obligations to pay Royalties (including Minimum Royalties) on a pro rata basis for the period of suspension.

11.6
Each party will, if requested by and at the expense of the other, provide all reasonable assistance (including executing documents) to allow the recordal of the rights granted to the Licensee by or pursuant to this Agreement and the corresponding cancellation of such recordal on the expiry or termination of this Agreement.

12	TERMINATION AND EFFECTS OF TERMINATION

12.1
VEL may, by giving notice in writing to the Licensee, terminate this Agreement in whole (or, where the applicable ground of termination relates to a Permitted Route, solely in relation to that Permitted Route) immediately if:

(a)
the use of the Marks by the Licensee in relation to the Licensed Activities or its conduct of the same has been or is likely to be materially damaging to the goodwill of the Marks or VEL or materially damaging to or disparaging of the Marks’ reputation or VEL’s reputation, and such use or conduct (if reasonably remediable) continues unremedied for more than [***] Business Days after VEL has served a notice in writing on the Licensee requiring remedy;

(b)	the Licensee commits a material breach of this Agreement (including material non-payment or persistent late payment of an amount due to VEL under this Agreement), and:

(i)
such breach (if reasonably remediable) continues unremedied for more than [***] Business Days after VEL has served a notice in writing on the Licensee requiring remedy, and (other than in respect of material non-payment or persistent late payment of an amount due to VEL under this Agreement not disputed in good faith) [***] (subject at all times to a long-stop cut-off date of [***] Business Days by which to remedy the breach);

(ii)
in respect of such breach (if not reasonably remediable) [***] (subject at all times to VEL being entitled to terminate this Agreement where the effect of such breach has been or is likely to be materially damaging to the goodwill of the Marks or VEL or materially damaging to or disparaging of the Marks’ reputation or VEL’s reputation);

(c)
the Licensee, its directors, shareholders or creditors take or are entitled to take steps to institute formal insolvency proceedings with respect to the Licensee of a type provided for by the Insolvency Act 1986 (or any similar or analogous legislation, whether under English law or otherwise), including administration, liquidation, administrative receivership, receivership, winding up, scheme of arrangement or bankruptcy, or if the Licensee is unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986;

(d)
the Licensee, its directors, shareholders or creditors take steps to institute a voluntary arrangement with respect to the Licensee as provided for by the Insolvency Act 1986 (or any similar or analogous legislation, whether under English law or otherwise);

(e)
there is a Change of Control in relation to the Licensee or any Holding Company of the Licensee in favour of an Unsuitable Buyer, or a sale of all or substantially all of the business or assets of the Licensee and its Affiliates under  this Agreement to an Unsuitable Buyer (each, an “Unsuitable Sale”). The Licensee will notify VEL promptly in advance of any such potential Unsuitable Sale. This right of termination will be exercisable only during the period of [***] Business Days commencing on the date on which VEL receives notice from the Licensee of such proposed Unsuitable Sale. VEL will act in its reasonable discretion when deciding whether the person assuming Control is an Unsuitable Buyer and shall notify Licensee thereof during such [***] Business Day period;

(f)
the Licensee ceases or threatens to cease to use the Names to conduct all or a material part of the Core Activities and/or carry on the whole or a material part of the Core Activities with respect to the Permitted Routes as provided for hereunder (other than for the reasons set forth in Clause 11.5 or caused by a breach of this Agreement by VEL);

(g)
the Licensee challenges VEL’s entitlement to license (other than in connection with enforcement by Licensee of its rights hereunder), ownership of and/or the validity of the Marks, and fails to cease or withdraw such challenge within [***] Business Days of receipt of written notice from VEL thereof;

(h)
the Licensee uses the Marks or the Names in a material way in relation to goods and services falling outside the Licensed Activities and fails to cease such use within [***] Business Days of receipt of written notice from VEL;

(i)
the Licensee fails to use best endeavours to obtain, maintain and comply with all necessary and material consents, licences and authorisations required under applicable law pursuant to Clause 8.1(b) that Licensee becomes aware would reasonably be expected to materially adversely affect the ability of the Licensee to carry on the Licensed Activities; and/or

(j)	the Licensee fails to:

(i)
meet a Permitted Route Financial Milestone or an Operational Milestone with respect to such Permitted Route (a “Licensee Failure”), provided that if VEL does not exercise the foregoing termination right within [***] of VEL’s first becoming aware of a Licensee Failure, VEL will be deemed to have waived its right to terminate under this Clause 12.1(j)(i) for such Licensee Failure; or

(ii)	Launch a Permitted Route within the Exclusivity Period for that Permitted Route in accordance with Clause 5.6.

12.2	The Licensee will have the right, by giving notice in writing to VEL, to terminate this Agreement immediately if:

(a)
other than as a result of acts and/or omissions of the Licensee or its Affiliates or Permitted Sub-licensees hereunder, the Virgin brand ceases to constitute a brand of international high repute or the Marks no longer are of high quality status and synonymous with the Purpose and the Brand Values, in each case such that continued use of the Marks by the Licensee would be materially damaging to the reputation of the Licensee or to the value of the Licensee’s business, and such event continues unremedied for more than [***]Business Days after the Licensee has served a notice in writing on VEL requiring remedy (including any such detrimental impact arising from the acts or omissions of VEL, its Affiliates or their respective officers, employees or representatives);

(b)	VEL is in material breach of this Agreement and such breach:

(i)
(if reasonably remediable) continues unremedied for more than [***] Business Days after the Licensee has served a notice in writing on VEL requiring remedy, [***] (subject at all times to a long-stop cut-off date of [***] Business Days by which to remedy the breach); or

(ii)	(if not reasonably remediable) [***];

(c)
the Marks are not available for use by the Licensee for all or a material part of the Licensed Activities due to suspension under Clause 11.5 for at least [***] months or due to any other breach by VEL of Clause 21.1(f);

(d)
any of the following, or any event analogous to any of the following, occurs: (i) VEL passes a resolution for its winding up or a court of competent jurisdiction makes an order for VEL to be wound up or dissolved or VEL is otherwise dissolved (other than pursuant to a bona fide tax or corporate restructure of the Virgin Group), (ii) an administrator is appointed or an administration order is made in relation to VEL or a receiver or administrative receiver is appointed, or (iii) VEL enters into an arrangement, compromise or composition in satisfaction of its debts with its creditors or any class of them or makes an application to a court of competent jurisdiction for protection from its creditors; or

12.3
Licensee may terminate this Agreement, for convenience, at any time after the [***]anniversary of the Commencement Date, by providing [***]notice thereof to VEL, provided that in the event Licensee exercises the foregoing termination right, Licensee shall pay VEL the Exit Fee within five (5) Business Days of the date of termination in accordance with this Clause 12.3.

12.4	A party shall not be deemed in breach of this Agreement to the extent that such breach was caused by the other party’s failure to comply with this Agreement.

12.5	For clarity, the provisions of this Clause 12 set forth the sole and exclusive grounds for termination under this Agreement by either Licensee or VEL.

13	CONSEQUENCES OF TERMINATION

13.1	On termination or expiry of this Agreement, any Royalties accrued which have not been paid will immediately become due and payable to VEL.

13.2	Any termination or expiry of this Agreement in whole or in part will not affect:

(a)
any accrued rights or liabilities of either party whether under statute, in contract, tort or otherwise, nor prevent either party from pursuing other remedies available to it (including the right of the terminating party to sue for damages resulting from any breaches giving rise to the right to terminate this Agreement);

(b)
the coming into force or the continuance in force of Clauses 7, 9.2, 9.3, 10.1, 11.6, 12, 13, 21, 22, 23, 24, 25, 26 and 27 and Schedules 11, 12 and 15 or any other provision of this Agreement which is expressly or by its nature and context intended to come into or continue in force on or after such termination or expiry; and

(c)	the legality, validity or enforceability of the terms of any other contract between the parties.

13.3
Upon expiry of the Term or earlier termination of this Agreement in whole or in part for any reason, the Licensee will comply (and where terminated in part will comply to the extent relating to the terminated part) with Schedule 11.

13.4
Unless otherwise agreed by the parties in accordance with Schedule 11, upon expiry of the Term or earlier termination of this Agreement for any reason (provided that for a termination in part the following shall apply mutatis mutandis in respect of that termination in part), the Licensee will:

(a)
other than as permitted in sub-clauses (b) to (e) below, immediately cease use of the Marks to the extent such use otherwise is not in compliance with this Agreement, and within ninety (90) days cease other use of the Marks including in relation to the Permitted E-Presence;

(b)
as soon as reasonably practicable, and in any event within ninety (90) days, remove from any train, establishment or place all representations of the Marks including all signs or display material bearing the Marks;

(c)
as soon as reasonably practicable, and in any event within ninety (90) days, deliver (at its expense) to VEL (or to any person, firm or company nominated by VEL), to the extent not exhausted in the ordinary course of business during such ninety (90) day period, such products and other materials in its possession or under its control which reproduce or display the Marks or, at the election of VEL, destroy such products and other materials and provide VEL with satisfactory evidence of their destruction (including evidence that all aspects of the Permitted E-Presence bearing the Marks have been rendered inaccessible);

(d)
as soon as reasonably practicable, and in any event within ninety (90) days, change its name to a name that does not incorporate the Marks or any part thereof or anything confusingly similar thereto or any name which starts with “V” (including a name consisting of “V” by itself) and within ninety (90) days cease to use the name “Virgin” as a business or trading name or part thereof;

(e)
following such ninety (90) day period refrain from using the Marks at any time in the future (other than lawful use) and not hold itself out in any way as a licensee of VEL and/or as using the Marks or entitled to use the Marks and otherwise refrain from any action (including the use of colours associated with the Virgin brand) that would or would be reasonably likely to indicate or suggest a relationship between it and VEL;

(f)	comply with Clause 11.6; and

(g)
following a reasonable transition period, not to exceed ninety (90) days, deliver to VEL all usernames and passwords or equivalents required by VEL to access, operate and assume control of the Permitted E-Presence.

14	ANTI BRIBERY AND OTHER CRIMINAL OFFENCES

14.1	The Licensee and VEL shall at all times each respectively comply with (and procure that its respective employees comply with):

(a)
all applicable foreign or domestic laws relating to bribery, corruption, tax evasion or any related matter from time to time in force in any relevant jurisdiction, including the UK Bribery Act 2010 and the UK Criminal Finances Act 2017; and

(b)	those provisions of Virgin’s Ethical Procurement Guidelines that relate to bribery, corruption or any related matter (as further described in Schedule 8 and as may be updated from time to time),

(together, the “Anti-Bribery Requirements”).

14.2
The Licensee and VEL shall not (and shall ensure that all its respective employees and Affiliates do not) engage in any activity, practice or conduct which would constitute an offence under sections 1, 2 or 6 of the UK Bribery Act 2010 if such activity, practice or conduct had been carried out in the UK, or under section 45 or 46 of the UK Criminal Finances Act 2017, and moreover it is agreed that nothing in this Agreement is intended to render any of the parties to this Agreement an agent or associated person of another party to this Agreement for the purposes of the UK Criminal Finances Act 2017. No activity, practice or conduct by a party, its Affiliates or employees shall put such party in breach of this Clause  to the extent a Court or other relevant competent national or governmental tribunal finds that such party has a valid defence under the applicable legislation in respect of such activity, practice or conduct.

14.3          The Licensee and VEL shall:

(a)
have and maintain at all times during the Term its own policies and procedures, including adequate procedures under the UK Bribery Act 2010, and the UK Criminal Finances Act 2017 to ensure compliance with the Anti-Bribery Requirements and will enforce them where appropriate;

(b)
promptly report to the other party any request or demand for any undue financial or other advantage of any kind received by a party, any Affiliate of such party or any of such party’s employees in connection with the performance of this Agreement;

(c)
annually after the Commencement Date, certify to the other party compliance with this Clause 14 by such party, any of such party’s Affiliate and all persons associated with it (as determined in accordance with the UK Bribery Act 2010). Such certification shall be in writing and signed by an officer of such party. Each party shall provide such supporting evidence of compliance as the other party may reasonably request.

14.4	Each party shall notify the other as soon as it becomes aware of any breach, or potential breach, of the Anti-Bribery Requirements by it, any of its Affiliates or any of its employees.

15	ANTI SLAVERY

15.1	Each party shall at all times respectively comply with (and procure that its employees comply with):

(a)	all applicable foreign or domestic laws relating to anti-slavery and/or human trafficking in any relevant jurisdiction, including the UK Modern Slavery Act 2015; and

(b)
those provisions of Virgin’s Ethical Procurement Guidelines and Virgin’s Merchandising Guidelines that relate to anti-slavery and/or human trafficking (as further described in Schedule 8 and as may be updated from time to time),

(together, the “Anti-Slavery Requirements”).

15.2
Each party shall not (and shall ensure that its Affiliates and employees do not) engage in any activity, practice or conduct which would constitute an offence under sections 1, 2 or 4 of the UK Modern Slavery Act 2015 if such activity, practice or conduct had been carried out in the UK. No activity, practice or conduct by a party, its Affiliates or employees shall put such party in breach this Clause to the extent a Court or other relevant competent national or governmental tribunal finds that such party has a valid defence under the applicable legislation in respect of such activity, practice or conduct.

15.3	The Licensee represents and warrants that:

(a)	its responses to VEL’s slavery and human trafficking due diligence questionnaire are complete and accurate in all material respects;

(b)	neither the Licensee nor, to its knowledge, any of the Licensee’s employees has been convicted of any offence involving slavery and human trafficking; and

(c)
neither the Licensee nor, to its knowledge, any of the Licensee’s employees has been or is the subject of any investigation, inquiry or enforcement proceedings by any regulatory body regarding any offence or alleged offence of or in connection with slavery and human trafficking.

15.4
The Licensee shall implement due diligence procedures for its own suppliers, subcontractors and other participants in its supply chains designed to ensure that there is no slavery or human trafficking in its supply chains.

15.5
Where the Licensee subcontracts any of its obligations under this Agreement, the Licensee shall implement an appropriate system of due diligence, audit and training designed to ensure compliance with the Anti-Slavery Requirements.

15.6	Each party shall notify the other as soon as it becomes aware of any breach, or potential breach, of the Anti-Slavery Requirements by it, any of its Affiliates or any of its employees.

16	DATA PROTECTION

16.1	The Licensee and VEL will at all times comply with Data Protection Law.

16.2	The Licensee and VEL will not engage in any activity, practice or conduct which would constitute an offence under Data Protection Law.

16.3	The Licensee and VEL will devise, implement and enforce written policies and procedures to ensure that any processing of personal data by it is carried out in accordance with Data Protection Law.

16.4
The Licensee and VEL shall implement and maintain appropriate safeguarding procedures and comply with any reasonable policies or guidelines with respect thereto provided to it by VEL from time to time.

17	USE OF DATA

17.1
VEL may make written requests from time to time to the Licensee to provide certain aggregate anonymised data generated by the Licensee in relation to its operation of the Licensed Activities for VEL’s bona fide business purposes as licensor of the Marks. Subject to Clause 17.3, upon VEL’s reasonable written request the Licensee will promptly (at VEL’s cost, and in a format reasonably acceptable to VEL) provide such data to VEL and/or directly to such other Virgin Group persons, or the data processors of such Virgin Group persons, as VEL nominates.

17.2
In exceptional circumstances where customary and appropriate, VEL may require the Licensee to contact its customers on behalf of VEL or the Virgin Group in accordance with the terms of a separate data processing addendum to be entered into by the parties before commencing such processing.

17.3	Clause 17.1 will not oblige the Licensee to do (or refrain from doing) anything which would cause the Licensee to breach its duties under Data Protection Law.

17.4
The Licensee will enter into good faith discussions with any Virgin Group Loyalty Program operator nominated by VEL (including VGLC) in relation to its participation in such Loyalty Program (and VEL will use reasonable endeavours to cause the Virgin Group Loyalty Program operators to make reciprocal efforts with respect to Licensee).

18	INSURANCE

18.1
The Licensee will take out and maintain with a reputable insurance company a policy or policies of insurance providing an adequate level of cover in respect of all customary and appropriate risks and liabilities which may be incurred by the Licensee in carrying out the Licensed Activities, including death or personal injury, loss of or damage to property or any other customary and appropriate loss.

18.2	The Licensee will have and maintain in place comprehensive and effective Crisis management policies and procedures.

19	STRATEGY AND GOVERNANCE

19.1	The Licensee will on written request from VEL meet with VEL at least once in each calendar year in order to review the exercise of the Licensee’s rights granted by this Agreement.

19.2
On and from the Commencement Date, Licensee shall, subject to Clause 19.4, take all actions necessary or desirable to appoint to the Licensee’s Board, one individual (the “Designated Director”) who is designated by VEL in writing; provided, however, that such individual must be (i) qualified and suitable to serve as a member of the Board under all applicable corporate governance policies and guidelines of the Licensee and the Licensee’s Board and all applicable legal, regulatory and stock exchange requirements, in each case as determined in good faith by the Board, and (ii) reasonably acceptable to the Nominating and Corporate Governance Committee of the Licensee’s Board, if there be one, or the Licensee’s Board (the requirements set forth in clauses (i) and (ii), the “Designated Director Requirements”).  For the avoidance of any doubt, in the event the individual designated by VEL is deemed not to satisfy the Designated Director Requirements, the Licensee shall promptly notify VEL, and VEL shall have the opportunity to designate alternative individuals to the Licensee’s Board until its designee meets the Designated Director Requirements.  Such alternative individual shall, subject to meeting the Designated Director Requirements, be appointed on or prior to thirty (30) days after VEL’s designation.

19.3
The Designated Director shall have a right to receive the Board papers and materials that are distributed to the Board and also to share the information contained therein related to Licensed Activities with VEL (other than, in each case, papers, materials or information that is subject to legal privilege). The reasonable and customary costs of travel to any Licensee Board meetings for the Designated Director will be paid by the Licensee.

19.4
On and from the earlier of (x) the Closing Date (as such term is defined in the Subscription Agreement) and (y) December 31, 2018, VEL shall have the right, until the earlier of (a) the expiration of the Term and (ii) the termination of this Agreement, to designate to serve as the Designated Director one individual who satisfies the Designated Director Requirements.  At such time as VEL is no longer entitled to designate the Designated Director, the Designated Director shall promptly resign from the Licensee’s Board. For so long as VEL is entitled to designate the Designated Director, Licensee shall take all action reasonably available to it to cause such individual (or any replacement designated by VEL) to be included in the slate of nominees recommended by the Licensee’s Board to the Licensee’s stockholders for election as directors at each applicable annual meeting of the stockholders of the Licensee (and/or in connection with any applicable election by written consent) and the Licensee shall use the same efforts to cause the election of such nominee as it uses to cause other nominees recommended by the Licensee’s Board to be elected, including soliciting proxies in favor of the election of such nominee.  In the event that the Licensee has not converted to a corporation, the Licensee will appoint a board of managers, or the equivalent, and VEL shall have the rights set forth in this Clause 19 with respect to representation upon such board of managers, mutatis mutandis.

19.5
In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of the Designated Director, or in the event of the failure of any such nominee to be elected, VEL shall have the right to designate a replacement who satisfies the Designated Director Requirements to fill such vacancy.  Licensee shall take all action reasonably available to it to cause such vacancy to be filled by the replacement so designated, and the Licensee’s Board shall as soon as reasonably practicable elect such designee to the Licensee’s Board.

19.6
Nothing in this Clause shall be deemed to require that any party hereto, or any Affiliate (as such term is defined in the Subscription Agreement) thereof, act or be in violation of any applicable provision of law, legal duty or requirement or stock exchange or stock market rule.

19.7	VEL may appoint a representative to the Licensee’s Strategy and Brand Board in accordance with Schedule 4.

19.8
The parties acknowledge the Licensee’s business strategy, positioning and implementation proposition, where directly relevant to the Virgin brand, is as set out in the Brand Strategy Plan. The Licensee shall conduct the Licensed Activities in a manner generally consistent with the Brand Strategy Plan.

19.9	The Licensee shall consult VEL on the appointment of the Licensee’s Chairman, CEO, CFO, CMO (most senior brand officer) and Chief People Officer (or their equivalents).

19.10	The Licensee agrees that it will not:

(a)	make any material change to the Licensee’s Brand Strategy Plan;

(b)
(if, during such consultation process referred to in Clause 19.9 above, VEL notifies the Licensee that it, acting reasonably, determines that such proposed CMO is not qualified or competent to perform his or her duties) appoint (or replace) the CMO; or

(c)	approve an annual marketing plan which has not been discussed beforehand at the Strategy and Brand Board meetings or does not reflect the Brand Strategy Plan,

unless it has obtained prior written consent of VEL.

20	ASSIGNMENT AND SUB-LICENSING

20.1
Licensee will not delegate or assign this Agreement or any of its rights or obligations under this Agreement (other than to a Permitted Assignee),  sub-license or sub-contract (other than to Permitted Sub-licensees) in the ordinary course of business in connection with the conduct of the Core Activities and Ancillary Activities by Licensee and at all times subject to Clause 20.2 below, or mortgage or charge (except in connection with the receipt of loans or other financing) any of the rights granted under this Agreement to any third party without the prior written consent of VEL.

20.2
The Licensee shall grant any permitted sub-licences on terms identical to or no less onerous than those in this Agreement (save that the Licensee is not obliged to charge royalties under such sub-licences, and no further sub-licensing is permitted), subject to the following (which shall apply whether or not a written sub-licence is in place):

(a)	the Licensee will use all reasonable endeavours to ensure that any Permitted Sub-licensee complies with the terms of its sub-licence;

(b)
the Licensee will be responsible for any acts and omissions of any sub-licensee as if the Licensee itself had performed those acts or made those omissions and will, subject to Clause 22.2, indemnify VEL in respect of all liability, costs, expenses, damages or losses of any nature whatsoever arising from the same; and

(c)
the sub-licence will (and states that it will) automatically and immediately terminate on termination or expiry of this Agreement, or in the case of a Permitted Sub-Licensee who is an Affiliate, that Affiliate ceasing to be a Licensee Affiliate.

20.3
VEL will be entitled at any time and in each case without the need for consent of the Licensee to assign the Marks and/or benefit and/or delegate the burden of this Agreement to any other company within the Virgin Group or otherwise sub-contract, mortgage, charge or otherwise transfer to any third party or hold on trust for any third party any or all of its rights and obligations under this Agreement, provided that VEL shall remain responsible hereunder for performance of its obligations (even as performed by such Affiliates or third parties) and shall not assign the Marks without assigning this Agreement to such assignee or assign this Agreement other than to the assignee of the Marks.

21	REPRESENTATIONS AND WARRANTIES

21.1	VEL represents and warrants that as at the Commencement Date:

(a)	it is the beneficial owner and registered proprietor (or applicant for registration) of the Marks;

(b)	it has the right to grant all of the rights it purports to grant under this Agreement;

(c)	subject to Clause 4.1, 4.4(a) and 3.17, VEL has not licensed the Names to any other person in the Territory;

(d)	it has not granted any rights to any third party in the Territory in conflict with the rights granted to the Licensee in this Agreement;

(e)
it is not aware of any actual, proposed or threatened claims, litigation or challenges as to its ownership of the Marks or claims of intellectual property infringement or other violation in any material respect by third parties in relation to the use of the rights licensed hereunder, in each case in the Territory and as is material; and

(f)
the Licensee’s use of the Names for the Licensed Activities in accordance with this Agreement does not and will not violate any contract entered into by VEL’s Group and, so far as VEL is aware, does not and will not infringe or otherwise violate the intellectual property or contractual rights of any person in the Territory.

21.2	Except as set out in Clause 21.1, all warranties by VEL (express or implied) are hereby excluded.

22	INDEMNITY AND LIABILITY

22.1
The Licensee will at all times (notwithstanding the termination of this Agreement) indemnify and keep indemnified the Virgin Group (together with their officers, servants and agents) against all liabilities, costs, expenses (including without limitation legal, professional and other expenses) including any applicable but irrevocable VAT, damages or losses of any nature whatsoever suffered by or payable by the Virgin Group (together with their officers, servants and agents) arising from (i) the Licensee’s breach of this Agreement; (ii) any claim arising from the Licensee’s operation of the Licensed Activities (except to the extent such claim results from a breach by VEL of this Agreement); or (iii) action taken by the Licensee under Clause 11.4, save that such indemnification shall (a) not apply, save as provided elsewhere in this Agreement, to any tax payable by VEL or VEL’s Group as a result of such breach or actions by Licensee, and (b) be paid on an after-tax basis to the recipient of the indemnification payment.

22.2
Indemnification of the indemnified party by the indemnifying party with respect to a third-party claim hereunder shall be conditional upon the indemnified party (a) providing prompt written notification to the other party thereof, (b) making no admission other than as advised by counsel in connection with the legal process relating thereto, (c) using all reasonable endeavours to mitigate its liabilities, costs, expenses, damages and losses (d) allowing the other party, acting reasonably, to conduct and settle all negotiations and proceedings, and (e) reasonably cooperating with the indemnifying party in connection therewith.

22.3
VEL will at all times (notwithstanding the termination of this Agreement) indemnify and keep indemnified the Licensee and its Affiliates (together with their officers, servants and agents) against all liabilities, costs, expenses (including without limitation legal, professional and other expenses) including any applicable but irrevocable VAT, damages or losses of any nature whatsoever suffered by or payable by the Licensee’s Affiliates (together with their officers, servants and agents) arising from (i) VEL’s breach of Clause 21 of this Agreement; or (ii) action taken by VEL under Clause 11.2(a), save that such indemnification shall (a) not apply, save as provided elsewhere in this Agreement, to any tax payable by the Licensee or the Licensee’s Group as a result of such breach or actions by VEL, and (b) be paid on an after-tax basis to the recipient of the indemnification payment.

22.4	Indemnification of the Licensee by, and any other liability of, VEL with respect to any claim hereunder shall be:

(a)	subject to a cumulative cap in the aggregate of USD $[***] million, increasing by CPI Increase upon each anniversary of the Commencement Date.

22.5	Indemnification of VEL by, and any other liability of, the Licensee with respect to any claim hereunder shall be:

(a)
subject to a cumulative cap in the aggregate of USD  $[***] million, increasing by CPI Increase upon each anniversary of the Commencement Date, provided that the obligation to pay Royalties then due and payable or an Exit Fee shall be wholly excluded from this cap.

22.6
Nothing in this Agreement shall limit or exclude either party’s liability (a) for any loss to the extent it is caused by fraud, dishonesty or deceit; (b) for death or personal injury caused by its (or its agents’ negligence); or (c) that may not otherwise be limited or excluded by applicable laws.

22.7
Neither party shall be liable whether based on a claim in contract, tort (including negligence), under an indemnity, breach of statutory duty or otherwise arising out of, or in relation to, this Agreement for any indirect, special or consequential loss or damage.

23	PURCHASER COVENANT

23.1
Subject to Clause 12.1(e), where there is a Change of Control of the Licensee (other than in respect of an initial public offering of the Licensee on a stock exchange or similar initial offering of shares to the public) or an assignment of this Agreement in connection with a sale of all or substantially all of the business or assets of the Licensee and its Affiliates under this Agreement, the Licensee shall procure that the new ultimate Holding Company (or, with respect to an acquisition by a private equity firm or the like, the direct Holding Company of the Licensee or the acquirer, as applicable) of the Licensee promptly enters into the Purchaser Covenant within [***]Business Days of such Change of Control; provided that the Purchaser Covenant shall automatically terminate upon payment by Licensee to VEL of the Exit Fee and any outstanding Royalties then due and payable.

24	CONFIDENTIALITY

24.1	Subject to Clause 24.3, neither party will without the consent of the other during the Term or at any subsequent time either:

(a)	disclose Confidential Information to any other person save insofar as is reasonably necessary for the performance of its obligations or exercise of its rights under this Agreement; or

(b)	use Confidential Information other than for the purposes clearly contemplated by this Agreement.

24.2
Subject to Clause 24.3, any party disclosing Confidential Information in accordance with Clause 24.1(a) will remain liable to the other party and will procure that the person to whom such information is disclosed is made aware of the obligations of confidentiality under this Agreement, and agrees to be bound by and complies with those obligations (or commensurate obligations) as if it were a party to this Agreement.

24.3	Clauses 24.1 and 24.2 do not apply to Confidential Information:

(a)	which is in or comes into the public domain other than through breach of this Agreement;

(b)	insofar as it comes lawfully into the possession of the recipient party from a third party;

(c)	which the recipient party can prove was already known to it before its receipt from the providing party;

(d)	which has been independently developed by the recipient party other than in the course of exercising that party’s rights under this Agreement or via the implementation of this Agreement;

(e)
to the extent that, in the reasonable judgment of the disclosing party, it is required to be disclosed by law or regulation or by a court or a recognised stock exchange or other regulatory authority of competent jurisdiction provided that the recipient (i) promptly notifies the other party of such requirement and (ii) uses its reasonable endeavours to ensure the confidential treatment of such Confidential Information to the extent permitted by applicable law or regulation;.

(f)	insofar as disclosure is in connection with the enforcement of this Agreement;

(g)	which is disclosed by a party to its professional advisers;

(h)	which is disclosed as reasonably customary and appropriate to underwriters, lenders, or potential acquirers and their professional advisers, subject in each case to confidentiality obligations; or

(i)
which is disclosed by VEL to Virgin Group Holdings Limited, Virgin Management Limited, Virgin Management SA or any other entity within the Virgin Group which provides management or advisory services to members of the Virgin Group from time to time, or disclosed by the Licensee to an entity within the Licensee’s Group which provides management or advisory services to Licensee in connection with this Agreement from time to time.

25	NOTICES

25.1
Each notice or other communication to be given under this Agreement will be given in writing in English and, unless otherwise provided, will be made by hand or letter. Notice will not be validly served by e-mail.

25.2
Any notice or other communication to be given by one party to another under this Agreement will (unless one party has by no less than 5 Business Days’ notice to the other party specified another address) be given to that other party at the address set out below (with copy to tmlanotice@virgin.com):

Address for notices to VEL:	The Battleship Building 179 Harrow Road London W2 6NB
Attention: Intellectual Property Director
Address for notice to the Licensee:	Fortress Investment Group 1345 Avenue of the Americas, 45th FL New York, NY 10105
Attention: Cameron MacDougall
With a copy to:	Virgin Trains USA 161 NW 6th Street, Suite 900 Miami, FL 33136
Attention: Myles Tobin
25.3	Any notice or other communication given by any party will be deemed to have been received:

(a)	in the case of a notice given by hand, at the time of day of actual delivery; and

(b)	if posted, by 10 a.m. on the second Business Day following the day on which it was despatched by first class mail postage prepaid;

provided that a notice given in accordance with the above but received on a day which is not a Business Day or after normal business hours in the place of receipt will be deemed to have been received on the next Business Day. References to time in this Clause are to local time in the country of the addressee.

26	AGENT FOR SERVICE

26.1
The Licensee irrevocably appoints The Law Debenture Corporation, PLC of Fifth Floor, 100 Wood Street, London, EC2V 7EX to be its agent for the receipt of any claim form, application notice, order, judgment or other document relating to any proceeding, suit or action arising out of or in connection with this Agreement (“Service Documents”) and agrees that any Service Document may be effectively served on the Licensee in connection with any such proceeding, suit or action in England and Wales by service on such agent effected in any manner permitted by the Civil Procedure Rules.

26.2
If the agent at any time ceases for any reason to act as such, the Licensee shall appoint a replacement agent having an address for service in England or Wales and shall notify VEL of the name and address of the replacement agent. Failing such appointment and notification, VEL shall be entitled by notice to the Licensee to appoint a replacement agent to act on behalf of the Licensee (at the Licensee’s cost).  The provisions of this Clause applying to service on an agent apply equally to service on a replacement agent.

26.3	A copy of any Service Document served on an agent shall also be sent to the Licensee. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

27	GENERAL

27.1
Except as otherwise expressly set forth herein, the failure or delay by either party in any one or more instances to insist upon strict performance or observance of any one or more of the terms of this Agreement or to exercise any remedy, privilege or right provided by law or under this Agreement will not be construed as a waiver of any breach or right to enforcement of such terms or to exercise such remedy, privilege or right.

27.2
The rights and remedies of each of the parties under or pursuant to this Agreement are cumulative, may be exercised as often as such party considers appropriate and are in addition to its rights and remedies under general law.

27.3	No variation of any provision of this Agreement will be effective unless it is in writing, and is signed by or on behalf of the parties.

27.4
The provisions of this Agreement will be binding upon and inure to the benefit of VEL and the Licensee and their respective successors in title and assignees permitted in accordance with the terms of this Agreement.

27.5
If any provision of this Agreement is found by any court or other authority of competent jurisdiction to be illegal, invalid or unenforceable, that provision or part-provision will, to the extent required, be deemed not to form part of this Agreement, but that will not affect the legality, validity or enforceability of any other provision of this Agreement in that jurisdiction or the legality, validity or enforceability in other jurisdictions of that or any other provision of the Agreement.

27.6
In relation to its subject matter, this Agreement sets out the entire agreement between the parties and supersedes all prior agreements, arrangements or understandings between them. The parties acknowledge that they have not entered into this Agreement in reliance upon any statement, representation, assurance or warranty which is not set out in this Agreement. Nothing in this Clause will limit or exclude any liability for fraud or fraudulent misrepresentation.

27.7
Nothing in this Agreement will be deemed to constitute a partnership or joint venture or contract of employment between the parties nor constitute either party the agent of the other. Neither party will act or describe itself as the agent of the other, nor will it make (or represent that it has authority to make) any commitments on the other’s behalf, including the making of any representation or warranty and the exercise of any right or power.

27.8
This Agreement may be signed in any number of counterparts and this has the same effect as if the signatures on counterparts were on a single copy of this Agreement. Each counterpart, when executed, will constitute an original of this Agreement, but all the executed counterparts will together constitute a single instrument.

27.9
Each party agrees at the other’s expense to use all reasonable endeavours to do or procure to be done all such further acts and execute or procure the execution of all such documents as the other may from time to time reasonably require for the purpose of giving the other the full benefit of the provisions of this Agreement.

27.10
Except as expressly provided otherwise in this Agreement, for the purpose of section 1(2) of the Contracts (Rights of Third Parties) Act 1999 (the “1999 Act”), the parties do not intend any term of this Agreement to confer upon any third party any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

27.11
Licensee acknowledges that the Marks and the reputation and goodwill associated with them possess a special, unique and extraordinary character which makes it difficult to assess the monetary damage which VEL would sustain as a result of the unauthorised use of the Marks. Licensee recognises that irreparable injury would be caused and that there may be no adequate remedy at law for unauthorised use of the Marks during and after the Term or for Licensee’s failure to perform any of the material terms and conditions of this Agreement. Licensee agrees that, in addition to any other legal or equitable relief which may be available to VEL, VEL shall be entitled to seek injunctive and other equitable relief, without the necessity of proving damages or furnishing a bond or other security in accordance with Clauses 27.12 and 27.13 below.

27.12
This Agreement and all matters (including any contractual or non-contractual disputes or claims) arising out of or in connection with it, its subject matter or formation will be governed by and construed in accordance with English law and, subject to Clause 27.13, the parties submit to the exclusive jurisdiction of the English courts.

27.13
The Licensee agrees that it will submit to the jurisdiction of any court in which VEL (i) seeks to enforce an English court judgment against it, for the purposes of those enforcement proceedings only; or (ii) seeks and/or obtains injunctive relief to prevent or stop the infringement or misuse of any of VEL’s intellectual property rights, in each case in any territory.

27.14
No party shall be liable or responsible to the other party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by or results from events beyond such party’s control, including the following: (a) acts of God; (b) flood, fire, earthquake, explosion or other natural disaster; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order or law; (e) actions, embargoes or blockades in effect on or after the date of this Agreement; (f) action by any governmental authority; (g) national or regional emergency; (h) strikes, labor stoppages or slowdowns or other industrial disturbances; and (i) shortage of adequate power or infrastructure. The party experiencing such event shall give notice thereof to the other party as soon as reasonably practicable, stating the period of time the occurrence is expected to continue, and shall use diligent efforts to end the failure or delay and ensure the effects of such event on the performance of its obligations are minimized, and shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause.

IN WITNESS WHEREOF this Agreement has been signed by the authorised representatives of the parties on the day and year first written above.

Signed for and on behalf of
VIRGIN ENTERPRISES LIMITED

Signature:	/s/ Ian Woods
Name:	Ian Woods
Title:	Director

Signed for and on behalf of
BRIGHTLINE HOLDINGS LLC

Signature:	/s/ Jeff Swiatek
Name:	Jeff Swiatek
Title:	CFO

SCHEDULE 1

Virgin Signature Logo

Sch. 1 - 1

SCHEDULE 2A

Logo

Sch. 2A - 1

SCHEDULE 2B

Virgin Trains USA Marks

Trade Mark	Application/ Registration Number	Country	Class	Status
[***]	[***]	[***]	[***]	[***]

For the avoidance of doubt, the class numbers included in the table above are not intended to, and will not, amend or determine the scope of licences granted under this Agreement, the scope of which licences will be determined pursuant to the definition of “Licensed Activities”.

Sch. 2B - 1

SCHEDULE 3

Part A: Domain Names

[***]

Sch. 3 - 1

Part B: Social Media Names1

Social Media Platform	Required domain link	Required “user name” (subject to [***])	Required “real name” (subject to [***])
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]

1 Subject to social media name availability.

Sch. 3 - 2

Part C: App Name

Platform	Required name for Application
[***]
[***]
[***]

Sch. 3 - 3

SCHEDULE 4

Part A – Strategy and Brand Board

1
The Licensee will establish a strategy and brand board consisting of the Licensee’s CEO, CMO (most senior brand officer) and Chief People Officer (or equivalents) and at least one senior VEL representative to: (i) shape and discuss the high-level business strategy and positioning of the Licensee as it relates to the brand; (ii) manage any issues which directly affect the image of the Virgin brand and review brand health; and (iii) identify and discuss opportunities to leverage the value of the Virgin brand for the Licensee’s business under the Agreement (the “Strategy and Brand Board”).

2	The Strategy and Brand Board will meet not less than once every six (6) months and its agenda must include:

Strategy and positioning

2.1	general business update versus objectives;

2.2
review of the Licensee’s progress against the Brand Strategy Plan, and business strategy and positioning in general (to include review of the Licensee’s efforts to interpret and implement the Purpose and the Brand Values in the Licensed Activities and how the business leverages the master-brand framework);

2.3	update on future planning strategy, including future positioning and emerging trends;

2.4	review of key risks (and risk management/mitigation strategies) and opportunities in relation to the Licensee’s business under the Agreement;

Brand performance and brand health

2.5
review of performance relative to (i) the Purpose Metrics and (ii) the other matters set out in the Strategy and Brand Board Report, to include an update on brand health, people and customer experience, and social and environmental matters;

2.6	marketing and PR/communications update (to include: (i) review of any major advertising campaigns planned by the Licensee; and (ii) review and update on key PR/comms risks and mitigation strategies);

2.7	a review of approach to data protection and security policy, material suppliers, ethical procurement, Modern Slavery Act requirements, diversity and inclusion policy; and

Sch. 4 - 1

2.8	other customary and appropriate business matters that relate to the brand.

3
The parties will discuss and agree to (i) a written record setting out the Licensee’s plans to address any issues raised or pursue any opportunities discussed at Strategy and Brand Board meetings, as well as any assistance VEL might be able to provide; and (ii) any additional, amended or extended targets to apply in relation to the matters set out in the Strategy and Brand Board Report.

4
No meeting of the Strategy and Brand Board will be quorate without the VEL representative(s). Each of the Licensee and VEL will ensure that it is represented at each meeting by personnel with appropriate seniority and experience to participate fully and effectively in the meeting, taking into account the agenda. The attendance at or participation in any Strategy and Brand Board meeting by the VEL representative(s) will not absolve the Licensee of its contractual obligation to seek VEL’s written consent on any matter on which such consent is required under this Agreement.

5
Without prejudice to any other information rights that VEL may have under this Agreement, the Licensee will supply VEL with any information reasonably requested by VEL in relation to the matters discussed (or to be discussed) at any Strategy and Brand Board or otherwise in order to protect the value of the Virgin brand, and will permit VEL on reasonable notice, at reasonable times and in a reasonable manner to enter any place where the Licensed Activities are carried out to inspect compliance with this Agreement.

6
The Licensee shall take into account all comments and recommendations from VEL in relation to the above matters, will give such comments and recommendations due consideration and will provide feedback on the implementation of those comments and recommendations that are implemented.

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Part B – Strategy and Brand Board Report

THE REMAINDER OF THIS PAGE AND THE FOLLOWING PAGE OF THIS SCHEDULE HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT

[***]

Sch. 4 - 3

SCHEDULE 5

Contact and Consent Guidelines

Introduction

In its simplest form, a Virgin branded business contact strategy should balance common sense, Virgin Group best practice and legal / regulatory requirements to deliver meaningful, targeted marketing to a consumer audience.

The purpose of this Schedule is to provide a set of guidelines for customer and prospect contact in order to protect and grow the brand. It is acknowledged that different laws, regulations and codes apply to marketing contact and selling activities in each country where Virgin Group businesses operate, and so this Schedule focuses on providing some high level and common sense brand guidelines to be applied over and above those laws, regulations and codes.

This Schedule applies to contact with all Consumers of the Licensed Activities, being both (i) someone who has a relationship with a Virgin Group company and may have shared their personal data with that company (for marketing purposes) and (ii) someone who does not have a relationship with a Virgin Group company and has not therefore given Virgin permission to have a conversation with them or volunteered to share their data.

Guidelines

The following guidelines apply and are subject to the data protection provisions set out in Clauses 16 and 16.1:

Overall

Any contact with any Consumer will be conducted in a manner to:

1.	not be viewed by the Consumer as excessive in frequency or recency, avoiding perceptions of spam.

2.	not be objectionable or controversial and will not target those for whom the proposition is clearly unsuitable.

3.	be clear and transparent:

a.          it will identify the Virgin Group company and explain the reason for contact;

b.	the message will include all important information (without unnecessary legalese and small print); and

Sch. 5 - 1

c.	it will reassure and treat people fairly.

4.	help Consumers make a buying choice. It will not sell to them in an aggressive, intrusive or pressurised manner and it will take ‘no’ for an answer.

5.	respect the Consumer, their personal data, their preferences and permissions:

a.
it will be based on consent or permission to be contacted via that medium and will comply with applicable laws, regulations and codes of conduct. Where there is a degree of choice when asking for consent, these choices will be explained clearly and Consumers given a genuine opportunity to exercise that choice;

b.	it will be based on information that’s as up to date as possible (and used as expected by the Consumer), and underpinned by high standards of collection and maintenance of Consumer information;

c.
it will be clear what information will be used and how it will be used, including whether information about Consumers’ use of the service will be used and how their personal data will be used and shared;

d.	it will be easy for Consumers to change their permissions and update their personal data, and these changes will be actioned as soon as possible; and

e.	when the Licensee relies on others (e.g. agencies or processors) to assist it with contact, it will use reasonable endeavours to ensure compliance with this code.

Digital Channels

1.	Any contact with any Consumer through digital channels will have an easily accessible unsubscribe option.

2.	All outbound (digital, call, electronic, direct mail) contacts will be pre-screened against “do not contact” registers.

Direct Mail

1.	Any direct mail contact with Consumers will be targeted based on an understanding of the Consumer receiving the communication.

Sch. 5 - 2

Non Compliance

•
Direct Mass Mail (Non personalised): These might include door drops, the distribution of leaflets or other material (e.g. on the street, in stores, in car parks, on windscreens) and road show stands. As these types of contacts are not personalised and may not be targeted, they are unlikely to be relevant to Consumers and will not comply with this code.

•	Cold Calling: “Cold” or “unsolicited” outbound telephone marketing will be seen by many Consumers as intrusive and therefore will not comply with this code.

•	Door-to-Door and In Home Marketing: Door-to-door selling will be seen as intrusive and inappropriate by many Consumers and therefore will not comply with this code.

Sch. 5 - 3

SCHEDULE 6

Customer and People Experience Principles

Customer Experience Principles

THE REMAINDER OF THIS PAGE AND THE FOLLOWING PAGE OF THIS SCHEDULE HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT

[***]

Sch. 6 - 1

People Experience Principles

THE REMAINDER OF THIS PAGE AND THE FOLLOWING PAGE OF THIS SCHEDULE HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT

[***]

Sch. 6 - 2

SCHEDULE 7

Business Plan

1.	The Licensee’s Business Plan will include but not be limited to the following information in relation to the relevant Permitted Route/ROFR Route:

(a)	launch strategy;

(b)	marketing plan, including annual marketing spend;

(c)	details of any proposed material sub-licensee(s);

(d)	proposed operational and financial milestones;

(e)	proposed management team;

(f)	projected annual Gross Sales for each year up to and including the point of stabilised revenue; and

(g)	10 year forecasts, using financial figures from the relevant third party ridership and revenue study, of the following:

(i)	key market indicators (e.g. ridership, market share, average fare, etc.);

(ii)	customer base; and

(iii)	financial statements (i.e. income statement, balance sheet and cash flow statement), including revenue streams, gross and EBITDA margins and capex requirements.

2.	Forecasts should be on a monthly basis in the first year (i.e. first 12 months) after launch, and on an annual basis from the second year to the tenth year after launch.

3.	VEL may request that the Licensee provide such further information as is reasonably necessary to understand the draft business plan.

Sch. 7 - 1

SCHEDULE 8

Virgin Ethical Procurement Guidelines

A.          Virgin Ethical Procurement Guidelines

This Part A of Schedule 8 will apply to the Licensee’s procurement policies and practices in respect of all products, services, materials, premises and equipment manufactured, purchased, promoted, sold or otherwise used in the course of the Licensee’s conduct of the Licensed Activities, whether or not those items or services themselves bear the Virgin Marks. The Licensee will use reasonable endeavours to ensure that any parties involved in the manufacture or supply of any relevant products for the Licensed Activities comply with all applicable local, regional, state, federal and country laws, including labour laws, child protection laws, wage and hour laws, anti-discrimination laws, environmental laws, anti-corruption laws, health and safety laws, industry standards and regulatory requirements for safety and quantity and requirements and codes of conduct applicable to labour standards and working conditions for all employees (including but not limited to those set forth by the International Labour Organisation).The Licensee will in addition use reasonable endeavours to comply with the following:-

1.          Legal Compliance

The Licensee’s supply chain management, as it relates to the Licensed Activities, must reflect legal compliance under UK, EU and US law, as well as under the laws of the countries in which the Licensee and its suppliers operate. This includes, but is not limited to, the Modern Slavery Act and California Transparency in Supply Chains requirements (where applicable).

2.          Materiality and attention to high risk areas

The Licensee will pay special attention to high risk areas in its supply chain as it relates to the Licensed Activities, including but not limited to: cotton, precious metals, gem stones, timber and tropical hardwoods, off-shoring, alcohol, palm oil, heavy metals, toxins, brominated fire retardants, child-labour/forced labour hotspots, migrant male labour (and associated sex trade) and seasonal workers. The Licensee will assess labour, community (including impact on children), environmental, corruption and brand reputation risks and will proactively engage with NGOs and other credible third parties for quality advice as the foregoing relates to the Licensed Activities. It will also consider leadership opportunities and where there is the greatest ability to positively influence change.

Sch. 8 - 1

3.          Supporting suppliers

The Licensee will undertake the following checks for each material supplier for the Licensed Activities:

•	the owners of an organisation (KYC checks), its structure, its business and its supply chains;

•	its policies in relation to people, planet, governance/transparency and accountability;

•	its due diligence processes;

•
the parts of its business and supply chains where there is highest risk, and the steps the supplier has taken to assess, manage and mitigate that risk, including in relation to all forms of forced and child labour;

•	the supplier’s effectiveness in ensuring the integrity of its business and supply chains, and the performance indicators it uses to measure this; and

•	the training the supplier provides to its staff, and the percentage (or other appropriate measure) of staff members receiving that training.

The Licensee will ensure that clear and legal lines of accountability are in place, should unacceptable activity be found within a supply chain. The Licensee will put measures in place to work with the supplier to address issues, or terminate relationships where necessary.

4.          Labour practices

All significant locations used in the manufacture and supply of products, services, materials and equipment for the Licensee for use in connection with the Licensed Activities (hereafter “products”) must meet the provisions of the Ethical Trading Initiative (ETI) Base Code, and employees and managers who have direct responsibility for supply chain management will receive training on the mitigation of labour abuses, environmental standards and the impact of activities on children and local communities. The licensee should ensure that there is a programme of monitoring by independent third parties to assess labour standards at a minimum through the first and second tiers of the supply chain, where appropriate.

Products will not knowingly be sourced from any factories located in hotspots for child labour (Extreme Risk ranking on Maplecroft Child Labor Index) or slave labour (Watch List, US TIP report) unless the relevant factory actively participates, to VEL’s reasonable satisfaction, in one of the following:

•
An internationally recognized program with third party verification to bring better labour standards to the region. Internationally recognized programs include ILO Better Works, Fairtrade Labeling Organization, SIA Social Fingerprint and the Fair Labour Association.

•	A country specific program for sourcing companies, such as BSR’s China Training Initiative or Heath Enables Returns.

Sch. 8 - 2

The Licensee should seek to develop agreements with leaders in responsible supply chain management and will therefore look to support companies which do one or more of the following:

•
actively source from companies which themselves source from factories which participate in internationally recognized labour improvement programs, i.e. HERproject, ILO Better Works factories, etc.; and

•	provide company-wide staff training on labour standards.

The Licensee should require that companies which have a record of breaches in labour standards and pollutant controls in their supply chains demonstrate significant performance improvements via third party assessments before the Licensee enters into contracts with them for the provision of services or goods for use in connection with the Licensed Activities.  Similarly, supply chains which are known to include products with high risk of egregious labour standards for inputs, including but not limited to, cotton, precious metals, gem stones, and tropical hardwoods, require the supplier to provide evidence of proactively working with sourcing communities to ensure highest labour standards.

The Licensee will ensure that any parties involved in the manufacture or supply of any relevant significant products comply with all applicable local, regional, state, federal and country laws, including labour laws, child protection laws, wage and hour laws, anti-discrimination laws, environmental laws, anti-corruption laws, health and safety laws, industry standards and regulatory requirements for safety and quality and requirements and codes of conduct applicable to labour standards and working conditions for all employees (including but not limited to those set forth by the International Labour Organization).

5.          Sustainability related certified products and textiles

The Licensee should seek to procure products as they relate to the Licensed Activities that carry a certification mark related to sustainability, such as those certified by a member of Fairtrade Labelling Organizations International (FLO), the Soil Association organic certification, the Rainforest Alliance, or other appropriate standards, where they do not compromise other sustainability objectives.

6.          Animal testing, animal based products and catering

Animal testing will not be used by the Licensee on any products without VEL’s prior written approval. No products related to the Licensed Activities will make use of any fur, skins, food or food ingredients of plant or animal origin (including fish) of any species specified in the International Union for Conservation of Nature (IUCN) Red List of Threatened Species. The Licensee will seek to work with sustainable producers in all catering activities, where possible. All fish and seafood used in catering will exclude high risk species as outlined in the Greenpeace Fish Guides.

Sch. 8 - 3

7.          Timber and timber products

All products for the Licensed Activities with significant wood components, including virgin fibre for paper, require sustainability certification (whether by the Forest Stewardship Council (FSC) or by any other certification process accepted by the Carbon Disclosure Project (CDP)).

8.          Publications and other printed materials

In connection with the Licensed Activities, the Licensee will seek to minimise the use of printed publications and other printed materials where possible and, as such, will favour the use of electronic publications. However, where this is not practicable, the Licensee will require that any printing work is either registered with EMAS, certified to ISO 14001 or such party will take steps towards managing its environmental impact through other initiatives. The use of laminate and ultraviolet varnish and waxed finishes should be avoided. Paper and card should be produced using non-chlorinating bleaching methods and aim to achieve 75% post-consumer recycled content for coated paper, and 100% post-consumer waste for uncoated paper. Any virgin fibre used must be from FSC-certified sources.

9.          Use of plastics, recycled content and minimal packaging

Single use plastics should be avoided wherever possible in connection with the Licensed Activities. Products containing microbeads, polyethylene, polypropylene, polyethylene terephthalate or polymethyl methacrylate will not be knowingly used or sold by the Licensee in the course of their business. Packaging for products should, where possible, be made with sustainable materials and energy sources and the Licensee should seek to encourage the use of materials with reused and recycled content and support the use of products that are designed with minimal packaging and are themselves able to be reused and recycled. The use of primary, secondary and tertiary packaging should be minimised and made from materials that can be reused or recycled. The licensee should not accept products and packaging using polystyrene as this cannot be easily reused or recycled.

10.          Waste in electrical and electronic equipment

Any supplier of electrical or electronic products for the Licensed Activities needs to meet the standards of the European Waste Electrical and Electronic Equipment Regulations (WEEE) 2006 (as amended) and the Restriction of Hazardous Substances Directive (RoHS) or other applicable laws.

Sch. 8 - 4

11.          Toxins and heavy metals

The Licensee will, as far as possible, minimise the concentration of heavy metals and brominated fire retardants in products and their packaging, and will comply with US and (if applicable) UK standards on maximum levels of heavy metals and brominated fire retardants and heavy metals including Cadmium, Hexavalent Chromium, Lead and Mercury.

Cosmetics or personal care products (creams, lotions, perfumes, etc.) must not contain ingredients on the Skin Deep High Hazard list (http://www.ewg.org/skindeep/site/about.php).

12.          End of Product Life

The Licensee must have in place plans for all products’ end of life, such as up-cycling, recycling, composting, and/or safe disposal of any non-usable parts in connection with the Licensed Activities.

13.          Environment and waste

The Virgin Group has ambitions to reach Net Zero Greenhouse Gas emissions in its operations and supply chain. The licensee will therefore seek to work with suppliers in connection with the Licensed Activities who are dedicated to significantly reducing their environmental footprint. Significant suppliers should measure and report their environmental impacts across their business operations and put in place ambitious time-bound plans to improve them. Suppliers should consider:

•	GHGs
•	Water
•	Waste
•	Hazardous materials
•	Air quality and emissions
•	Deforestation
•	Protecting bio-diversity
•	Re-use and recycling
•	Single-use plastics
•	Use of renewable energy
•	Adoption of closed loop processes
•	Climate lobbying activities

The Licensee will seek to work with suppliers who adopt consistent, positive business engagement with policymakers on climate issues

Sch. 8 - 5

Part B - Virgin Merchandising Guidelines

1.
The Licensee will be entitled to manufacture, have manufactured, advertise, promote and sell merchandise branded with the Names or Marks (“Merchandise”) that is approved in writing in advance by VEL and that is (a) consistent with the Purpose and the Brand Values, (b) in compliance with the requirements of this Agreement (including the Virgin Ethical Procurement Guidelines), and (c) not in conflict with any pre-existing rights in relation to the Virgin Marks which have been granted by VEL to other VEL Licensees.

2.	The Merchandise may only be sold through channels approved in advance in writing by VEL. The Licensee will not sell Merchandise through any other channels without VEL’s prior written approval.

3.
The Licensee recognizes the importance of ensuring that all Merchandise is supportive of the high quality status, reputation and value of the Marks and the Licensee will develop with VEL the Merchandise Style Guide and then Licensee will comply with the standards and specifications set forth in the Merchandise Style Guide.

4.
The Licensee may elect to manufacture the Merchandise itself or it may appoint third parties (“Third Party Manufacturers”) to manufacture Merchandise for the Licensee, PROVIDED THAT the Licensee enters into a written agreement with such Third Party Manufacturers on terms sufficiently protective of the Licensee so as to enable the Licensee to comply with its obligations set out in this Agreement. The Licensee may appoint a third party agent to manage its Merchandise programme and engage directly with the Third Party Manufacturers on its behalf, but the obligations in this Agreement continue to bind the Licensee and it will be the Licensee’s responsibility to ensure the compliance of its agent.

5.
The Licensee will monitor the activity of each permitted Third Party Manufacturer and will procure each such Third Party Manufacturer’s compliance with the Merchandise Style Guide, the Virgin Ethical Procurement Guidelines (as set out in Part A of this Schedule 8) and all other specifications and terms and conditions in respect of the manufacture of all or any part of the Merchandise applicable under this Agreement.  If any such Third Party Manufacturer uses the Marks for any unauthorized purpose, the Licensee will take steps in accordance with its reasonable business judgment to bring such unauthorized use to a halt as soon as reasonably practicable, which may include terminating the appointment of such Third Party Manufacturer if necessary.

Sch. 8 - 6

6.
The Licensee will monitor and will use reasonable endeavours to procure any Third Party Manufacturer’s compliance with all applicable local, regional, state, federal and country laws, including labour laws, child protection laws, wage and hour laws, anti-discrimination laws, environmental laws, anti-corruption laws, health and safety laws, industry standards and regulatory requirements for safety and quality and requirements and codes of conduct applicable to labour standards and working conditions for all employees (including but not limited to those set forth by the International Labour Organization), including monitoring and using reasonable endeavours to procure the compliance of such Third Party Manufacturer with respect to maintenance of its facilities, products, records and procedures in compliance with such laws. The Licensee will not knowingly, having made reasonable enquiries (and will ensure that all Third Party Manufacturers will not knowingly, having made reasonable enquiries), use child labour (“child” being a person under 16 years of age).

7.
All Merchandise, and the manufacture, sale, storage, transportation, distribution and promotion of the Merchandise, will comply with all applicable local, regional, state, federal and country laws and consumer product safety laws, rules, bans, standards or regulations for the manufacturing, pricing, sale, distribution and use of such Merchandise in the countries where the Merchandise may be offered and sold.

8.	All Merchandise will be of merchantable quality and of good material and workmanship and will be free from contamination, impurity and defects.

9.
The Licensee will promptly report to VEL any material complaints or inquiries from any health or governmental authority regarding the Merchandise, and will maintain records regarding all such complaints or inquiries.

10.
Where any Third Party Manufacturer itself sources all or any component parts from its own suppliers (each, a “Sub-Manufacturer”), the Licensee will require that the Third Party Manufacturer in question monitors the activity of each Sub-Manufacturer to ensure that each such Sub-Manufacturer complies with the Virgin Ethical Procurement Guidelines and all other specifications and terms and conditions applicable to Third Party Manufacturers.

11.
Prior to commencing production of any Merchandise, the Licensee will provide to VEL reasonable evidence to demonstrate that any factories that will be used in the manufacture of the Merchandise, including those of any Third Party Manufacturers and their Sub-Manufacturers, (i) operate in accordance with the Virgin Ethical Procurement Guidelines and (ii) will produce the Merchandise in accordance with the Virgin Ethical Procurement Guidelines Principles and any other obligations under this Agreement.

Sch. 8 - 7

12.
VEL may at its election assume responsibility for conducting audits, and the Licensee will use reasonable endeavours procure for VEL any necessary access to its own or Third Party Manufacturer/Sub-Manufacturer premises, samples, personnel and records.

13.
The Licensee will require any Third Party Manufacturers to obtain approval of the Licensee during all phases of concept development, pre-production, production, manufacture, promotion, distribution and sale of Merchandise and will only approve for manufacture any Merchandise and any promotional, advertising or packaging materials related to the Merchandise if such Merchandise or materials comply with the terms of this Agreement. The Licensee will on request submit to VEL a reasonable number of production samples of such Merchandise and related packaging, advertising and promotional materials to determine whether the Merchandise meets the agreed quality standards and specifications.

14.	All Merchandise will:

a.	incorporate and prominently display the Marks comprised within the relevant Merchandise; and

b.	incorporate an appropriate legal line or notice in the form and location reasonably prescribed by VEL, including on packaging, to the extent commercially practicable.

15.
The Licensee will affix its name and the country of manufacture of the Merchandise to the permanently affixed labelling of each item of Merchandise in accordance with applicable labelling laws and, if the item of Merchandise is sold to the public in packaging or a container, printed on such packaging or container along with the Licensee’s address so that the public can identify the supplier of the Merchandise in accordance with applicable labelling laws.  On soft goods “permanently affixed” shall mean sewn on. The Licensee will not directly associate any other trade marks with the Marks without VEL’s prior written permission.

16.
If any Merchandise bearing or utilising the Marks is being offered or sold by the Licensee in material non-compliance with any of the terms of this Agreement, including where VEL rejects any samples provided to it for such material non-compliance, VEL may, in its sole discretion, require such Merchandise to be withdrawn from offer or distribution and the Licensee agrees to so withdraw such Merchandise as soon as reasonably practicable.  Merchandise so withdrawn will be destroyed and such destruction will be attested to in a certificate delivered to VEL and signed by an officer of the Licensee. The Licensee will not recommence development, manufacture, distribution or sale of such Merchandise until such Merchandise is altered in order to comply with the requirements of this Agreement.

17.	The Licensee’s Merchandise and wider sourcing programme may be discussed at each Strategy and Brand Board meeting.

Sch. 8 - 8

SCHEDULE 9

Purpose Metrics

A.	NPS score (i.e. on a scale of 0-10, how likely are you to recommend Virgin Trains USA?) of not less than 6 (as amended by the parties during the Rebrand Period);

B.	eNPS score (i.e. on a scale of 0-10, how likely are you to recommend Virgin Trains USA as a place to work?) of not less than 7.5 (as amended by the parties during the Rebrand Period);

C.	complaints / resolutions (% of complaints resolved within 5 days) not less than 70% (as amended by the parties during the Rebrand Period); and

D.	demonstrable, credible plan and phased targets in place to achieve net zero GHG emissions by 2030.

Sch. 9 - 1

SCHEDULE 10

Re-Brand Plan

1.1	For the purposes of this Schedule 10, the following terms shall have the following meanings:

“Communications Plan” has the meaning given to it in paragraph 1.12(b);

“Rebranding Plan” has the meaning give to it in paragraph 1.12(a);

“Rebrand Steering Committee” has the meaning given to it in paragraph 1.2(b); and

“Rebrand Working Group” has the meaning given to it in paragraph 1.2(a).

1.2	In order to manage the Rebranding Process, promptly following the Commencement Date the Licensee shall establish:

(a)
a working group (the “Rebrand Working Group”) consisting of at least three representatives of the Licensee. The Rebrand Working Group shall have overall responsibility for ensuring that the Rebranding Process is managed and undertaken in accordance this Schedule 10; and

(b)
a steering committee (the “Rebrand Steering Committee”) consisting of at least three representatives of the Licensee and at least two representatives of VEL. No meeting of the Rebrand Steering Committee will be quorate without at least one representative for each of VEL and Licensee.

Rebrand Working Group

1.3	The Licensee shall procure that the Rebrand Working Group shall include:

(a)	one individual, agreed with VEL, who has hands-on experience of rebranding a business, ideally under a Virgin brand;

(b)	one individual, agreed with VEL, who is a senior brand lead with hands-on brand and culture experience, ideally under a Virgin brand; and

(c)	one individual, agreed with VEL, who is a senior people/HR lead at the Licensee or has people/HR experience, ideally under a Virgin brand,

(together with other members of the Rebrand Working Group appointed by the Licensee, the “Key Rebrand Employees”). The Licensee shall use its reasonable endeavours to employ, at the Licensee’s cost, the same individuals to work for the Licensee during the Rebrand Period and/or to ensure continuity of support should any individual cease to be employed. For the avoidance of doubt, the Key Rebrand Employees shall be the individuals primarily responsible within the Licensee for the Rebranding Process.

Sch. 10 - 1

Rebrand Steering Committee

1.4	The Licensee shall appoint representatives to the Rebrand Steering Committee who have appropriate management level representatives of the Licensee’s business.

1.5
The Licensee shall have the right to invite additional functional experts to any Rebrand Steering Committee meetings with the prior written consent of VEL (not to be unreasonably withheld), and VEL shall have the right on reasonable advance notice to invite one functional expert with the prior written consent of the Licensee (not to be unreasonably withheld) to any Rebrand Steering Committee meetings.

1.6
The Rebrand Steering Committee shall meet no less than once every four weeks, or more frequently if the parties reasonably consider it necessary, by telephone conference call (or as otherwise agreed in writing between the parties), with the first such meeting to take place within ten (10) Business Days of the establishment of the Rebrand Steering Committee. VEL and the Licensee shall report to each Rebrand Steering Committee meeting on all relevant matters arising in relation to the Rebranding Process including, but not limited to:

(a)	the overall progress of the Rebranding Process;

(b)	employee, customer and public/media engagement, to include any significant feedback or complaints received;

(c)	any difficulties or inability to undertake the Rebranding Process in accordance with the Rebranding Plan and/or Communications Plan; and

(d)	any other matters that might reasonably and materially impact on the value and reputation of the Virgin brand.

1.7
The Rebrand Steering Committee shall consult on all aspects of the Rebranding Process, with a specific focus on aspects which impact the Virgin brand, including customer experience. In particular, the Rebrand Steering Committee shall consult upon:

(a)	the changes to and implementation of the Rebranding Plan;

(b)	the changes to and implementation of the Communications Plan;

(c)	the matters reported by the Licensee and VEL in accordance with paragraph 1.6 above;

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(d)	customer and employee satisfaction and engagement;

(e)	any risks to or from the Virgin brand; and

(f)	any reputational or public relations issues.

1.8
The Licensee shall procure that accurate minutes of every Rebrand Steering Committee meeting are recorded and circulated to each member of the Rebrand Steering Committee promptly following the relevant meeting. If any appointee makes a valid objection to the accuracy of the minutes, the Licensee shall revise such minutes and recirculate them.

1.9	Minutes of each Rebrand Steering Committee meeting shall be approved at the following Rebrand Steering Committee meeting.

1.10
The Rebrand Steering Committee shall be an advisory body at which issues arising with the Rebranding Process can be discussed between the parties. However, the Rebrand Steering Committee is not a decision-making body. The attendance at or participation in any Rebrand Steering Committee meeting by either party’s representatives shall not absolve the other party of its contractual obligation to seek the other party’s written consent on any matter on which such consent is required under this Agreement.

Rebranding Plan and Communications Plan

1.11
The Licensee shall prepare a first draft of each of the Rebranding Plan and the Communications Plan and shall provide the same to VEL within sixty (60) days of the Commencement Date. In preparing the first draft of the Rebranding Plan, the Licensee shall have regard to the guidance set out in the Virgin Rebrand Toolkit which VEL shall provide to the Licensee within five (5) Business Days of the Commencement Date.

1.12	Within one hundred and twenty (120) days of the Commencement Date, the Licensee shall prepare in writing (having consulted with VEL on the same and taken account of any of VEL’s reasonable comments):

(a)
a rebranding plan to set out the material steps, and corresponding estimated and projected timing for such steps, to be taken by the Licensee to rebrand the relevant aspects of the Brightline Business under the Names (the “Rebranding Plan”). In agreeing the Rebranding Plan, VEL and the Licensee shall consult upon, without limitation, how the Purpose, Brand Values, Customer Experience Principles and People Experience Principles shall apply to the Brightline Business rebranded under the Names; and

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(b)
a communications plan to set out the messaging, and corresponding timing for such messaging, to consumers, employees, the press and industry in relation to the Rebranding Process (the “Communications Plan”).

1.13
The Licensee may, from time to time, and acting reasonably and having consulted with VEL on the same and taken account of any of VEL’s reasonable comments, update either or both of the Rebranding Plan and Communications Plan, in particular taking into account ongoing legal and regulatory requirements.

1.14	The parties agree that all aspects of the Rebranding Process will be conducted in accordance with the then current Rebranding Plan and the Communications Plan.

1.15	The Licensee shall only issue any significant communications regarding the Rebranding Process following consultation with VEL and having taken account of any of VEL’s reasonable comments.

1.16
The Licensee shall, in consultation with VEL, agree the target period within which the Licensee shall endeavour to have completed, in all material respects, the rebrand of the Brightline Business under the Marks (the “Rebrand Period”) which in no event shall be later than the 31 December 2019.

1.17	The Licensee shall use reasonable endeavours to have the Rebranding Process carried out professionally, with proper diligence and in accordance with Good Industry Practice.

Rebranding Budget

1.18
The Licensee shall, within the Rebranding Plan, set out how the rebranding budget shall be allocated.  The Licensee shall consult with VEL on the allocation before delivering the Rebranding Plan and will take account of any of VEL’s reasonable comments. The allocation shall include an allocation in respect of each of the following budgets:

(a)	Identity development budget;

(b)	Marketing budget;

(c)	Physical footprint refurbishment budget;

(d)	Digital re-skin budget;

(e)	Employee induction and training; and

(f)	Brand asset development budget (internal / external),

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together with any other budgets as the Licensee may select or recommend.  The Licensee may, from time to time, and acting reasonably and having consulted with VEL on the same and taken account of any of VEL’s reasonable comments, update allocation of the rebranding budget.

1.19
The Licensee and VEL shall, during the course of the preparation of the Rebranding Plan and, at the request of a party hereto, periodically from time to time thereafter, consult on and, acting reasonably and in good faith, agree on any refinements to:

(a)	the Purpose;

(b)	the Brand Values;

(c)	the brand identity / logo to be added to Schedule 2A;

(d)	the Customer Experience Principles;

(e)	the People Experience Principles;

(f)	the Brand Strategy Plan;

(g)	the Purpose Metrics;

(h)	the Ethical Procurement Guidelines;

(i)
the Virgin Merchandising Guidelines (including by listing certain products and/or categories of products and channels which are pre-approved by VEL following consultation between the Licensee and VEL and inspection by VEL of sample products); and

(j)	the Social Media Names.

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SCHEDULE 11

Debranding Process

1.1
In order to manage the debranding and transition process following termination or expiry of this Agreement, the parties shall establish a steering committee (the “Debrand Steering Committee”) consisting of at least one representative of VEL and at least one representative of the Licensee. The Licensee and VEL shall each have the right from time to time to nominate, by written notice to the other, a maximum of two other representatives to join the Debrand Steering Committee. No meeting of the Debrand Steering Committee will be quorate without the VEL and Licensee representative.

1.2
The Debrand Steering Committee shall review all aspects of the debranding and transition process, with a specific focus on aspects which impact the Virgin brand, including customer experience. In particular, the Debrand Steering Committee shall review:

1.2.1	the development, agreement and implementation of the Debranding Plan (as defined below);

1.2.2	the development, agreement and implementation of the Communications Plan (as defined below);

1.2.3	orders agreed with customers prior to termination or expiry of this Agreement (including whether such orders are to be fulfilled or if customers are to be reimbursed for any expenses incurred); and

1.2.4	any reputational or public relations issues.

1.3	Within thirty (30) Business Days following notice of termination by either party, VEL and the Licensee shall agree, in writing:

1.3.1
a debranding plan to set out the steps, and corresponding timing for such steps, to be taken by the Licensee and any permitted sub-licensees to discontinue its use of the Marks and de-brand away from the Marks (“Debranding Plan”); and

1.3.2	a communications plan to set out the messaging, and corresponding timing for such messaging, to consumers, employees, the press and industry in relation to the debranding (“Communications Plan”).

1.4
The parties agree that all aspects of the debranding and transition process following termination or expiry of this Agreement will be conducted in accordance with the Debranding Plan and the Communications Plan. Save as agreed and set out in the Debranding Plan and the Communications Plan, and without prejudice to the foregoing, the Licensee and VEL shall not issue any communications to any customers  regarding the debranding and transition process without the prior written consent of VEL or Licensee, as applicable. For the avoidance of doubt, all aspects of the debranding and transition process which are not in the Debranding Plan or Communications Plan shall be subject to the prior written agreement of VEL.

1.5
The Licensee shall ensure that the debrand and transition process is carried out with discretion and to avoid public attention as far as practicable and shall not commit, omit or authorize any act which would reasonably be likely to damage the Marks or the reputation of VEL.

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SCHEDULE 12

Form of Deed of Covenant

DATE:

PARTIES

1	[ ] (company number [ ]) a company incorporated in [ ] whose registered office is at [ ] (the “Purchaser”)

2
VIRGIN ENTERPRISES LIMITED, a company registered in England and Wales with registered number 01073929, whose registered office is at The Battleship Building, 179 Harrow Road, London W2 6NB (the “Beneficiary”)

(together, the “Parties” and each a “Party”)

BACKGROUND

A
On [date], the Beneficiary and Brightline Holdings LLC (the “Company”) entered into a trade mark licence agreement (the “Agreement”). Under the Agreement, the Beneficiary granted the Company the right to use certain of its trade marks in relation to the provision by the Company of a high speed passenger rail network on the Permitted Routes.

B
The Purchaser has agreed to guarantee the Company’s financial obligations under the Agreement and to provide certain comfort in relation to the observance of the terms of the Agreement in consideration of the Beneficiary entering into this Deed of Covenant.

OPERATIVE PROVISIONS

1.	Interpretation

1.1	In this Deed of Covenant (unless the context requires otherwise) references to:

1.1.1	the Purchaser, the Beneficiary and the Company shall be construed so as to include their successors in title, permitted assigns and permitted transferees;

1.1.2	the Agreement or to any other document are to the Agreement or that other document (as the case may be):

1.1.2.1	and to all other documents forming part of it from time to time;

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1.1.2.2	as amended (i) in accordance with the terms thereof; or (ii) with the agreement of the relevant parties;

1.1.3	any reference to an “amendment” includes a supplement, restatement, variation, novation or re-enactment (and “amend”, “amended” and similar words are to be construed accordingly);

1.1.4	any reference to a “company” shall be construed as to include any company, corporation or other body corporate, wherever and however incorporated or established;

1.1.5
any reference to a “person” includes an individual, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

1.1.6
any reference to “law” includes a reference to the common law, any statute, bye-law, regulation or instrument and any kind of subordinate legislation, and any order, requirement, code of practice, circular, guidance note, licence, consent or permission made or given pursuant to any of the foregoing, and shall be construed as referring to:

1.1.6.1	such law as amended and in force from time to time and to any law which (either with or without modification) re-enacts, consolidates or enacts in rewritten form any such law; and

1.1.6.2	any former law which it re-enacts, consolidates or enacts in rewritten form,

provided that in the case of matters which fall within Clause 1.1.6.1 above, as between the Parties, no such amendment or modification shall apply for the purposes of this Deed of Covenant to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any Party;

1.1.7.	the singular includes a reference to the plural and vice versa; and

1.1.8.	any reference to a “Clause” is to a clause of this Deed of Covenant.

1.2	Clause headings are for ease of reference only.

1.3	Any obligation in this Deed of Covenant on a person not to do something includes an obligation not to agree or allow that thing to be done.

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1.4	Any capitalised terms not defined herein shall have the meaning ascribed to them in the Agreement.

2.	Covenant and indemnity

The Purchaser hereby irrevocably and unconditionally covenants with the Beneficiary as follows:-

2.1	The Purchaser will in all respects :

2.1.1	guarantee the due and punctual payment by the Company as and when due of moneys, interest and damages which are payable to the Beneficiary in respect of the Agreement; and

2.1.2
procure that neither it nor its “Group” (which for the avoidance of doubt shall include any Subsidiary of the Purchaser, including the Company and its Subsidiaries) shall participate in, permit or otherwise facilitate (or permit any other member of its Group to participate in, permit or otherwise facilitate) a reorganisation, restructuring or transfer of assets of its Group where the impact of that reorganisation, restructuring or transfer of assets is to materially subordinate the position or rights of the Beneficiary under the Agreement or otherwise compromise the obligations of the Company under the Agreement;

(the “Guaranteed Obligations”), which obligations shall extend to any variation, amendment or supplement thereto.

2.2
Without prejudice to the Beneficiary’s rights against the Company as principal obligor, the Purchaser  shall be deemed the principal obligor in respect of the obligations, duties, undertakings, covenants, conditions and sums referred to in Clause 2.1 under this Deed of Covenant and not merely a surety, if and to the extent the Company is in default of its obligations defined therein.

2.3
The Purchaser shall not be discharged or released from this Deed of Covenant by the occurrence of any one or more of the following (except if and to the extent the Company is so deemed to be discharged and relieved from the underlying obligations):

2.3.1	any alteration of the terms of the Agreement between the Beneficiary and the Company;

2.3.2	any allowance of time to the Company;

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2.3.3	any forbearance, indulgence or concession granted to the Company;

2.3.4	any compromise of any dispute with the Company; and

2.3.5	any failure of supervision or to detect or prevent any fault of the Company.

2.4
This Deed of Covenant sets forth continuing obligations and accordingly shall remain in operation until all payments of moneys, interest and damages now or hereafter to be carried out or performed by the Company under the Agreement shall have been satisfied or performed in full.

2.5
The Purchaser’s obligation and liability under this Deed of Covenant shall continue notwithstanding any disclaimer of the Agreement by a liquidator or administrator appointed to the Company and the Agreement shall for the purposes of this Deed of Covenant be deemed to continue notwithstanding any such disclaimer.

2.6	This Deed of Covenant shall not be affected by any amalgamation, reconstruction, change of name or status in the Company.

3.	Termination

The Purchaser shall have no right to terminate its liability under this Deed of Guarantee and any such rights at common law or in equity are excluded, except that this Deed of Guarantee shall automatically terminate if, in the event of a Change of Control or a sale of all or substantially all of the business or assets of the Company and its Affiliates  as permitted under the Agreement, (i) a new Purchaser Covenant under Clause 23 of the Agreement is delivered, or (ii) upon payment by Licensee to VEL of the Exit Fee and any Royalties then due and payable (each as defined in the Agreement).

4.	Separate obligation

4.1
Except as set forth in Clause 3 of this Deed of Covenant, this Deed of Covenant and the Beneficiary’s rights under it are in addition to and not in substitution for or in any way prejudiced or affected by any other guarantee, mortgage, charge or other security, by whomsoever given, now or at any time in the future held by the Beneficiary in connection with the Guaranteed Obligations.

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4.2	The Beneficiary shall not be obliged, before making demand or taking any other steps to enforce its rights under this Deed of Covenant:

4.2.1	to make any demand for repayment or take any action on or against the Company or any other person in connection with the Guaranteed Obligations; or

4.2.2	to take any proceedings or exhaust any claim, right or remedy against the Company or any other person.

5.	Costs

The Purchaser shall, on demand by the Beneficiary, pay or reimburse to the Beneficiary, on a full indemnity basis, all costs and expenses of whatsoever nature (including, without prejudice to the generality of the foregoing, legal fees and disbursements) and VAT thereon which the Beneficiary or its agents may reasonably incur in protecting or preserving, exercising or enforcing its rights and/or powers under this Deed of Covenant or attempting to do so.

6.	Purchaser Warranties

6.1	The Purchaser represents and warrants to the Beneficiary that at the date of this Deed of Covenant:

6.1.1	the Purchaser has all requisite power and authority, and has taken all necessary corporate action, to enable it to enter into and perform this Deed of Covenant;

6.1.2	its obligations under this Deed of Covenant shall, when executed, constitute legal, valid, and binding obligations enforceable in accordance with the terms of this Deed of Covenant;

6.1.3	the Purchaser does not require the consent, approval or authority of any other person to enter into or perform its obligations under this Deed of Covenant; and

6.1.4
the Purchaser’s entry into and performance of its obligations under this Deed of Covenant will not constitute any breach of or default under any contractual, governmental or public obligation binding on it.

7.	Assignment and transfer

7.1
The Beneficiary may at any time, subject to the prior written consent of the Purchaser, assign or transfer to any person the whole or any part of the Beneficiary’s rights under this Deed of Covenant or enter into any agreement with any person in relation to any or all of such rights.

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7.2
Except as set forth in Clause 3 of this Deed of Covenant, the Purchaser may not, without the prior written consent of the Beneficiary, assign any of its rights or transfer any of its obligations under this Deed of Covenant or enter into any transaction which would result in any of these rights or obligations passing to another person.

8.	General

8.1
The Beneficiary’s rights and powers arising out of any breach or non-performance of this Deed of Covenant shall not be prejudiced by any delay in exercising them or by any other act done or omitted by the Beneficiary which but for this Clause might have been deemed a waiver of such breach or non-performance, nor shall any exercise of any such right or power preclude any further or other exercise of any right or power of the Beneficiary.

8.2
All powers of the Beneficiary shall be cumulative and any express power conferred on the Beneficiary under this Deed of Covenant may be exercised without prejudicing or being limited by any other express or implied power of the Beneficiary.

8.3
A certificate by the Beneficiary confirming (accurately and in reasonable detail) any amount for the time being due to it from the Company or the Purchaser shall be conclusive evidence of the amount so due in the absence of any manifest error.

8.4
If any provision of this Deed of Covenant (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, such invalidity or unenforceability shall not affect the other provisions of this Deed of Covenant which shall remain in full force and effect.

8.5	No variation of this Deed of Covenant shall be effective unless and until it is in writing and signed by (or by some person duly authorised by) the Beneficiary and the Purchaser.

8.6	No term of this Deed of Covenant shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a party who is not a party to this Deed of Covenant.

8.7
This Deed of Covenant may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.

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9.	Notices

9.1
Any notice or other communication given under this Deed of Covenant shall be in writing in the English language and signed by or on behalf of the Party giving it and shall be served by delivering it personally or sending it by special delivery or fax to the address and for the attention of the relevant Party set out in Clause 9.2.

9.2	The addresses and fax numbers of the Parties for the purposes of Clause 9.1, are:

Address for notices to Beneficiary:	The Battleship Building, 179 Harrow Road, London W2 6NB Attention: Intellectual Property Department Fax: [ ]
Address for notice to Purchaser :	[ ] Attention: Chief Executive Officer Fax: [ ]

or such other address or fax number as may be notified in writing from time to time by the relevant Party to the other Party.

9.3
In proving such service it shall be sufficient to prove that the envelope containing such notice was addressed to the address of the relevant Party set out in Clause 9.2 (or as otherwise notified by that Party under this Deed of Covenant) and delivered either to that address or into the custody of the postal authorities as a special delivery or airmail letter, or that the notice was transmitted by fax to the fax number of the relevant Party set out in Clause 9.2 (or as otherwise notified by that Party under this Deed of Covenant).

10.	Governing law

10.1
This Deed of Covenant is governed by and shall be construed in accordance with the laws of England. Non-contractual obligations (if any) arising out of or in connection with this Deed of Covenant (including its formation) shall also be governed by the laws of England.

10.2
The Parties irrevocably submit to the exclusive jurisdiction of the courts of England and Wales as regards any claim, dispute or matter (whether contractual or non-contractual) arising out of or in connection with this Deed of Covenant (including its formation).

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Executed as a Deed and delivered on the date shown at its head.

EXECUTED as a DEED by	)
[ ]	)
acting by	)	……………………………………………………………
(director) in the presence of	)

Witness:	Signature:	……………………………………………………………

	Name:	……………………………………………………………

	Address:	……………………………………………………………

	Occupation:	……………………………………………………………

EXECUTED as a DEED by	)
VIRGIN ENTERPRISES	)
LIMITED	)
acting by	)	……………………………………………………………
(director) in the presence of	)

Witness:	Signature:	……………………………………………………………

	Name:	……………………………………………………………

	Address:	……………………………………………………………

	Occupation:	……………………………………………………………

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SCHEDULE 13

Minimum Royalties

1.	Until 31 December 2022, the Minimum Royalty shall be: $[***] in each Quarter, prorated in respect of the first Quarter of the Term;

2.	From 1 January 2023 onwards, the Minimum Royalty shall be the total of the following amounts:

a)	in the calendar year 2023: $[***]m per annum, such amount increasing for each subsequent year by CPI Increase, prorated in respect of each Quarter; plus

b)	in respect of the Permitted Route between Orlando and Tampa,

1.	for Year 1 beginning with the Launch Date of that Permitted Route: $[***]m per annum,

2.	for Year 2: $[***]m per annum,

3.	for Year 3: $[***]m per annum,

4.	for Year 4: $[***]m per annum,

5.	for Year 5: $[***]m per annum,

6.	for each subsequent year, the amount for the preceding year increasing by CPI Increase, per annum,

in each case prorated in respect of each Quarter; plus

c)	in respect of the Permitted Route between Las Vegas and the Los Angeles Basin,

1.	for Year 1 beginning with the Launch Date of that Permitted Route: $[***]m per annum,

2.	for Year 2: $[***]m per annum,

3.	for Year 3: $[***]m per annum,

4.	for Year 4: $[***]m per annum,

5.	for Year 5: $[***]m per annum,

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6.	for each subsequent year, the amount for the preceding year increasing by CPI Increase, per annum,

in each case prorated in respect of each Quarter; plus

d)
in respect of each of the Permitted Route: between (i) [***] and [***]; (ii) [***] and [***]; (iii) [***], [***] and [***]; and (iv) each ROFR Route which becomes a Permitted Route under the process described in Clause 5: for each year following the Launch Date of any such Permitted Route: [***]% of 60% of the projected Gross Sales for that year set out in the Business Plan for that Permitted Route, per annum, subject to CPI Increase after either the end of Year 5 after the Launch Date or the end of the second year of forecast stabilised Gross Sales in the Business Plan (whichever is later), in each case prorated in respect of each Quarter.

3.
If the Business Plan for a Permitted Route set forth in 2(b) or 2(c) is revised or updated prior to the Launch Date of such Permitted Route so as to contain higher Gross Sales projections, the annual figures given in 2(b) and 2(c) above will increase to mirror the revised/updated Business Plan.

4.	For clarity, if and to the extent a period in 2(b) or 2(c) falls partly or wholly before 31 December 2022 (“Overlap”):

a)	the figure in 1 shall prevail for the duration of the Overlap; and

b)
the figures from the relevant period in 2(b) or 2(c) shall be not be used to the extent they fall within the Overlap for the purposes of calculating the Minimum Royalty which applies after 1 January 2023.

Worked example: [***].

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SCHEDULE 14

VEL Naming Rights Competitors

THE REMAINDER OF THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT

[***]

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SCHEDULE 15

Exit Fee

THE REMAINDER OF THIS PAGE AND THE FOLLOWING PAGE OF THIS SCHEDULE HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT

[***]

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